HYDROCARBON EXPLORATION AND PRODUCTION CONTRACT No. 09 OF 2008

LA CUERVA

Exhibit 10.2

(Colombian National Seal)	(ANH logo)

AGENCIA NACIONAL DE HIDROCARBUROS

HYDROCARBON EXPLORATION AND PRODUCTION CONTRACT

SECTOR:	LA CUERVA
CONTRACTOR:	HUPECOL CARACARA LLC
EFFECTIVE DATE:	APRIL 16, 2008

The contracting Parties: for one party, the Agencia Nacional de Hidrocarburos (National Hydrocarbons Agency), hereinafter THE ANH, a special administrative unit attached to the Ministry of Mines and Energy, created by virtue of Decree Law 1760 of June 26, 2003, with principal domicile in Bogota, D.C., represented by JOSE ARMANDO ZAMORA REYES, of legal age, identified with citizenship card No. 19.303.017 issued in Bogota, domiciled in Bogota, D.C., who states: 1. That in his capacity as General Director of THE ANH, he acts in representation of this Agency. 2. That by virtue of Resolution 188 of July 5, 2007 of THE ANH, Special Bidding Process 01 of 2007 —a public request for proposals for the awarding of Blocks in the areas known as Alea, Altair, Altamira, Jagüeyes, La Cuerva, Mantecal, Sierra and La Maye — was opened. 3. That after said Process was initiated, the Directive Council authorized the General Director to execute this Contract, as evidenced by Minutes No. 02 of February 5, 2008, provided the contracting company first set up a back-to-back guarantee. 4. That once the necessary requirements were met, the Contract was awarded pursuant to Resolution 116 of March 19, 2008.

For the other party:

HUPECOL CARACARA LLC., company organized under the laws of the State of Texas, with principal domicile in the city of Houston, Texas, United States, with a branch in Bogota, D.C., as established in Public Deed No. 0001178 of June 12 1997, issued by the Fifteenth (15) Notarial Office of the District of Bogota, D.C., represented by MARCELA VACA TORRES, of legal age and a Colombian citizen identified with citizenship card No. 51.903.390, who states: 1. That in her capacity as Legal Representative, she acts in representation of the company HUPECOL CARACARA LLC. 2. That she is fully authorized to enter into this Contract, as recorded in the certificate of existence and legal representation issued by the Chamber of Commerce of Bogota, D.C. on April 8, 2008. 3. That she declares under oath that neither she nor the company she represents have incurred in any grounds for disability or incompatibility to enter into this Contract, and 4. That HUPECOL CARACARA LLC. has proven that it has and agrees to maintain the financial standing, technical competence and professional skills that are necessary to carry out the activities of this Contract.

For all purposes, the aforementioned company shall be known as THE CONTRACTOR.

THE ANH and THE CONTRACTOR hereby state that they have entered into the Contract described in the following Clauses:

CLAUSE 1 — DEFINITIONS

For purposes of this Contract, the terms listed below shall have the meaning assigned to them herein:

Schedules A, B, and C are an integral part of this Contract, therefore whenever the terms in this Clause are used therein, these shall have the same meaning attributed to them hereunder.

1.1. Abandonment: Means plugging and abandoning wells, dismantling construction and cleaning and restoring the environment in the areas where Exploration, Assessment, or Exploitation Operations were carried out by virtue of this Contract and in accordance with Colombian legislation.

1.2. Year: Means the period of twelve (12) consecutive months according to the Gregorian calendar, counted from a specific date.

1.3. Calendar Year: Means the period of twelve (12) months counted as of the first (1) of January until the thirty-first (31) of December, both inclusive, of each year.

1.4. Contracted Area: Means the surface and its projection into the subsoil identified in Clause 3 and demarcated in Schedule A, where THE CONTRACTOR is authorized, by virtue of this Contract, to carry out Hydrocarbon Exploration, Assessment and Exploitation Operations.

1.5 Assessment Area: Means the portion of the Contracted Area in which THE CONTRACTOR made a Discovery and has decided to carry out an Assessment Program to establish whether or not said Discovery is marketable, in accordance with Clause 7. This area shall be demarcated by a regular surface polygon, preferably four-sided, which will enclose the vertical projection from the surface of the shell or geological trap containing the Discovery.

1.6 Exploitation Area: Means the portion of the Contracted Area in which one or more Commercial Fields are found, as established in Clause 9 (subsection 9.3) herein. The area of each Commercial Field shall include the vertical projection to the surface of the reservoir or reservoirs that make it up, as defined by the Ministry of Mines and Energy, in accordance with Decree 3229 of November 11, 2003, or with the regulations that modify or substitute it.

1.7. Barrel: Means the unit of measurement of the volume of Liquid Hydrocarbons comprised of forty-two (42) U.S. gallons, corrected to standard conditions (a temperature of sixty degrees Fahrenheit [60ºF] and one [1] atmosphere of absolute pressure).

1.8. Good Oil Industry Practices: Means the good, safe and efficient operations and procedures commonly employed by sensible and diligent operators in the international petroleum industry, under similar conditions and circumstances to those presented in the development of the activities in this Contract, mainly regarding aspects related to the use of adequate methods and processes for obtaining maximum economic benefit in the final recovery of reserves, for minimizing losses, for operational security and for environmental protection, among others, as long as they do not contradict Colombian law.

1.9. Commercial Field: Means subsoil of the portion of the Contracted Area containing one or more discovered reservoirs, which THE CONTRACTOR has decided to exploit commercially.

1.10. Declaration of Marketability: Means the written communication from THE CONTRACTOR to THE ANH wherein the former declares that the Discovery made in the Contracted Area is a Commercial Segment.

1.11. Discovery: A Hydrocarbons reservoir discovery is understood to exist when, after drilling with a rig or similar equipment and having carried out the corresponding fluids tests, the rock in which Hydrocarbons are accumulated is found, and it behaves as an independent unit in terms of production mechanisms, petro-physical properties, and fluid properties.

1.12. Nonassociated Natural Gas Discovery: Means a Discovery in which the official production test indicates a Gas-Oil Ratio (GOR) greater that 7,000 standard cubic feet of gas for each Liquid Hydrocarbons Barrel and a molar composition of heptane (C7+) of less than 4.0%. GOR means the ratio between the volume of Natural Gas in cubic feet per day and the volume of Liquid Hydrocarbons in barrels produced per day by a well. The molar composition of heptane (C7+) is the molar percentage of heptanes and other Hydrocarbons of a greater molecular weight. The Gas-Oil Ratio (GOR) of a Discovery with many reservoirs shall be determined based on the weighted average of the production of each reservoir and the molar composition of heptane (C7+) as a simple arithmetic average.

1.13. Day: Means the period of twenty-four (24) hours that begins at zero hours (00:00) and ends at twenty-four (24:00) hours.

1.14. Development or Development Operations: Means the activities and works carried out by THE CONTRACTOR which include, without limitation, the drilling, completing and outfitting of development wells; the design, construction, installation and maintenance of equipment, pipelines, transfer lines, storage tanks, artificial production methods, primary and enhanced recovery systems, decantation, treatment, and storage systems, among others, within an Exploitation Area in the Contracted Area and outside of it, if necessary.

1.15. Exploration or Exploration Operations: Means all of the research, work and construction carried out by THE CONTRACTOR to determine the existence and location of Hydrocarbons in the subsoil, including, without limitation, geophysical, geochemical, geological, and cartographic methods, and, in general, all activities for surface prospecting, Wildcat Well drilling and other operations directly related to the search for Hydrocarbons in the subsoil.

1.16. Assessment or Assessment Operations: Means all operations and activities carried out by THE CONTRACTOR within an Assessment Area in conformity with Clause 7 herein, aimed at evaluating a Discovery, demarcating the geometry of the reservoir or reservoirs within the Assessment Area and determining, among others, the viability of extracting Hydrocarbons in and of an economically exploitable quantity and quality, and the potential impact caused on the natural and social environments by its commercial exploitation. These operations include drilling Wildcat Wells, detailed seismic acquisition, carrying out production tests, and, in general, other operations to determine whether the Discovery is a Commercial Field and to demarcate it.

1.17. Exploitation: Means Development and Production.

1.18. Effective Date: Means the day on which this Contract is signed and as of which all periods of this agreement shall be counted.

1.19. Natural Gas: Means the mixture of Hydrocarbons in a gaseous state under standard conditions (temperature of sixty degrees Fahrenheit [60ºF] and one [1] atmosphere of absolute pressure) composed of the most volatile components of the paraffinic series of Hydrocarbons.

1.20. Hydrocarbons: Means all organic compounds consisting mainly of the natural mixture of carbon and hydrogen, as well as of the substances associated with or that derive from them.

1.21. Liquid Hydrocarbons: Means all Hydrocarbons produced in the Contracted Area which, under standard temperature and pressure conditions (sixty degrees Fahrenheit [60ºF] and one [1] atmosphere of absolute pressure), are found in liquid state at the wellhead or at the separator, as well as those distilled and condensed from the gas.

1.22. Heavy Liquid Hydrocarbons: Means all Liquid Hydrocarbons with an API gravity equal to or less than fifteen degrees (15º API).

1.23. Default Interest: In the case of Colombian Pesos, it shall mean the maximum legally permitted interest rate certified by the competent authority; in the case of United States Dollars, it shall mean the principal LIBOR rate (London Interbank Borrowing Offered Rate) at three (3) months for dollar deposits, increased by four percentage points (LIBOR plus 4%).

1.24. Month: Means the period counted from any Day of a Calendar Month and ending on the Day before the same Day of the following month or, in the case of the First Day of the month, the last Day of said month.

1.25. Parties: Upon execution of the Contract, THE ANH and THE CONTRACTOR. Subsequently and at any moment, THE ANH for one party and THE CONTRACTOR and/or its assignees duly accepted by THE ANH, for the other party.

When THE CONTRACTOR Party is made up of more than one company, they shall name one that will act as their representative before THE ANH.

1.26. Exploration Period: Means the period of six (6) Years and three (3) Months counted as of the Effective Date, as well as any extension granted, during which time THE CONTRACTOR must carry out the Minimum Exploration Program.

1.27. Exploitation Period: Means, with respect to each Exploitation Area, the period up to twenty-four (24) Years and their extensions, if such is the case, counted as of the date of the Declaration of Marketability of the corresponding Commercial Field, during which time THE CONTRACTOR shall carry out Production and Development Operations.

1.28. Exploitation Plan: Means the guiding document prepared by THE CONTRACTOR in accordance with Clauses 9 and 10 herein, to perform the technical, efficient and economic Exploitation of each Exploitation Area, and it will include, among others, the calculation of Hydrocarbon reserves, the description of Hydrocarbon Production and Transport facilities, the Hydrocarbon Production projections for the short and medium term, an Abandonment program, and Exploitation Works Program for the remaining part of the Calendar Year in progress or of the following Calendar Year.

1.29. Wildcat Well: Means a well to be drilled by THE CONTRACTOR in the Contracted Area to search for Hydrocarbon reservoirs within an area that has not been tested for Hydrocarbons, or to find additional reservoirs to a Discovery, or to extend the limits of the known reservoirs of a Discovery.

1.30. Production or Production Operations: Means all operations and activities carried out by THE CONTRACTOR in an Exploitation Area with relation to the Hydrocarbon extraction, collection, treatment, storage and decantation processes up to the Point of Delivery, Abandonment and other operations related to obtaining Hydrocarbons.

1.31. Minimum Exploration Program: Means the Exploration Operations plan described in Clause 5 (subsection 5.1) herein, that THE CONTRACTOR agrees to carry out, as a minimum, during each phase of the Exploration Period.

1.32. Subsequent Exploration Program: Means the Exploration Operations plan that THE CONTRACTOR agrees to carry out after the Exploration Period has ended, in accordance with the provisions of Clause 6 (subsection 6.1).

1.33. Assessment Program: Means the Assessment Operations plan submitted by THE CONTRACTOR to THE ANH in compliance with Clause 7 herein, with the purpose of assessing a Discovery and determining if said Discovery is a Commercial Field. The execution of the Assessment Program and a report on the results for THE ANH are required in order to declare whether a Discovery is a Commercial Field.

1.34. Work Program: Means the description of activities and of the Exploration, Assessment and/or Exploitation Operations within the Contracted Area in accordance with the terms of this Contract. The Work Program shall include the timeline that THE CONTRACTOR must follow in terms of initiating and completing activities, as well as the corresponding budget.

1.35. Delivery Point: Means the location defined by the Parties where THE CONTRACTOR makes a portion of the Hydrocarbon production available to THE ANH. This portion corresponds to the Royalties established in the Law and to the economic fees described in Clause 16.4, regarding Hydrocarbons that originate from the Commercial Field(s) and meet the minimum specifications for entry into the transport system used by THE CONTRACTOR, which are described in the applicable regulations. From that point on, control and custody of said portion of the produced Hydrocarbons will pass to THE ANH. In case the Parties do not reach an agreement regarding the definition of the Delivery Point, said location shall be determined by THE ANH and, in any case, it will be a location situated at the outlet of the treatment unit or at the entrance to the transport system used by THE CONTRACTOR. In any event, the Delivery Point will not be located before the Control Point.

1.36. Control Point: Means the location approved by the Ministry of Mines and Energy in order to determine the volume of Hydrocarbons corresponding to Royalties, the volume of Hydrocarbons for THE CONTRACTOR, and to define the volume for calculating the fee for THE ANH discussed in Clauses 16.2 and 16.4.

CLAUSE 2 — PURPOSE

2.1. Purpose: By virtue of this Contract, THE CONTRACTOR is exclusively granted the right to explore the Contracted Area and to exploit Hydrocarbons belonging to the State that may be found within said area. THE CONTRACTOR shall have the right to a portion of the Hydrocarbon production originating from the corresponding Contracted Area, in accordance with Clause 14 herein.

2.2. Scope: THE CONTRACTOR, exercising the aforementioned right, shall carry out the activities and operations established in this Contract, at its own risk and expense, providing all the necessary resources to plan, prepare, and carry out activities and Exploration, Assessment, Development, and Production Operations within the Contracted Area.

2.3. Exclusion of Rights to Other Natural Resources: The rights granted in this Contract refer exclusively to Hydrocarbons belonging to the State that may be discovered within the Contracted Area, and, therefore, they do not extend to any other natural resource that may be present in said area.

Paragraph: In order to avoid interference from the Exploration, Assessment, Development and/or Production Operations that THE CONTRACTOR wishes to carry out in the Contracted Area with work plans and investments corresponding to contracts previously approved by the competent authorities for the exploration and exploitation of minerals that exist in the Contracted Area, THE CONTRACTOR shall reach an agreement with the third parties involved in the aforementioned contracts in order to carry out Operations and work programs for each stakeholder to guarantee the sustainable development of the natural resources. In case THE CONTRACTOR and the third parties involved in contracts for exploration and exploitation of minerals do not reach an agreement to this respect, the disagreement will be submitted to a decision from the Ministry of Mines and Energy, or to the entity that represents it, for reaching a settlement. In any case, compliance with the Exploration, Assessment, Development and/or Production obligations that may be affected will be suspended during the period of negotiations and of the settlement of the disagreement. THE ANH will extend the contractual period by a duration equivalent to the suspension period, if and only if THE CONTRACTOR demonstrates that it has acted diligently in the negotiations.

CLAUSE 3 — CONTRACTED AREA

3.1. Surface Area: The Contracted Area is comprised of a total surface area of approximately nineteen thousand four hundred and five (19,405) hectares and six thousand eight hundred sixty seven (6,867) square meters. This area is described in Schedule A to this Contract and is located within the municipal jurisdiction of Paz de Ariporo in the Department of Casanare. The Contracted Area shall be reduced gradually in accordance with the provisions of this Clause.

3.2. Restrictions: In case a portion of the Contracted Area extends into areas included in the National Natural Park System or other reserved, excluded or restricted zones geographically demarcated by the corresponding authority, or when zones with said characteristics extend into the Contracted Area, THE CONTRACTOR agrees to comply with the conditions imposed by the competent authorities regarding said areas. THE ANH shall not be accountable in any way in this respect.

Whenever THE ANH learns of a private property claim for the Hydrocarbons in the subsoil of the Contracted Area, it will proceed in accordance with the corresponding legal provisions.

3.3. Return of Exploration, Assessment and Exploitation Areas: THE CONTRACTOR shall return the Exploration, Assessment and Exploitation Areas in all the cases provided herein as grounds for return, such as renouncing, expiry of terms, reasons provided in Clause 8 (subsection 8.2), not carrying out the activities of the corresponding Work Programs, or, in general, any other contractual reason obligating THE CONTRACTOR to return the respective area.

3.4. Voluntary Returns: THE CONTRACTOR may, at any moment, make partial returns of the Contracted Area, as long as these do not interfere with the performance of the contractual obligations herein. If said voluntary returns are made during the Exploration Period, they shall be counted as part of the mandatory return of areas.

3.5. Restoration of Returned Areas: THE CONTRACTOR shall carry out all the necessary Abandonment activities and will restore the returned areas in accordance with Colombian law and with this Contract.

3.6. Demarcation of Returned Areas: The areas returned by THE CONTRACTOR shall include the minimum possible amount of contiguous rectangular blocks delineated by north-south and east-west lines, following a similar grid to the one shown in the cartographic sheets found in the Agustín Codazzi Geography Institute, with coordinates from the MAGNA-SIRGAS datum.

3.7. Formalization of Area Returns: Any return of an area carried out during the course of this Contract shall be formalized by a record signed by the Parties.

CLAUSE 4 — DURATION AND PERIODS

4.1. Duration: The duration of this Contract shall be determined according to the following Clauses.

4.2. Exploration Period: The Exploration Period shall have a duration of six (6) Years and three (3) Months as of the Effective Date and shall be divided into the phases described below. The first phase of the Exploration Period shall begin on the Effective Date and the following phases on the Calendar Day immediately following termination of the previous phase:

Phase 1 for a period of fifteen (15) months

Phase 2 for a period of twelve (12) months

Phase 3 for a period of twelve (12) months

Phase 4 for a period of twelve (12) months

Phase 5 for a period of twelve (12) months

Phase 6 for a period of twelve (12) months

Paragraph: In the event that any or part of the exploration activities in Phase 1 affects a community in a reservation or an ethnic settlement whose existence has been certified by the competent authority, THE ANH will assess the granting of a six-month extension in order to comply with the activities that must be carried out within the area of influence of said communities. The extension will be granted if the competent authorities consider that THE CONTRACTOR is diligently carrying out the necessary activities for the prior consultation. In any case, the activities in Phase 1 will not last for a period grater than twenty-one (21) months, counted as of the Effective Date of the Contract.

4.2.1. Right of Relinquishment during the Exploration Period: During the course of any of the phases of the Exploration Period, THE CONTRACTOR has the right to relinquish this Contract, provided it has complied satisfactorily with the Minimum

Exploration Program of the phase in progress and with other obligations incumbent upon it. To that end, THE CONTRACTOR shall notify THE ANH in writing before termination of the phase in progress.

4.2.2. Extension of a Phase of the Exploration Period: At the request of THE CONTRACTOR, THE ANH will extend the phase in progress of the Exploration Period until termination of Wildcat Well drilling and/or until the seismic acquisition plus two (2) Months, as long as the following conditions are met:

a)                                     That the Exploration Operations mentioned above form part of the Minimum Exploration Program and they have begun at least one (1) Month before the respective Termination Date of the relevant phase of the Exploration Period;

b)                                     That THE CONTRACTOR has carried out said Exploration Operations in an uninterrupted manner; and

c)                                      That notwithstanding the diligence in carrying out said Exploration Operations, THE CONTRACTOR reasonably believes that the remaining period is insufficient for completing them before the expiry of the phase in progress.

Along with the extension request, THE CONTRACTOR will submit to THE ANH the documents supporting said request and the corresponding guarantee, in accordance with the requirements of Clause 22 herein.

4.2.3. Termination of the Contract due to Expiry of the Exploration Period: The Contract will terminate upon expiry of the Exploration Period if there is no Assessment Area, Exploitation Area or Discovery made in the Contracted Area by THE CONTRACTOR during the final phase of the Exploration Period. In which case, THE CONTRACTOR shall return the entire Contracted Area to THE ANH, without prejudice to the fulfillment of other obligations. THE CONTRACTOR must demonstrate that it has carried out the necessary Abandonment obligations, by proving that the drilled wells have been duly plugged and abandoned, that the surface facilities have been entirely dismantled, and that the environmental cleaning and restoration works have been performed in accordance with the applicable regulations.

4.3. Exploitation Period:

The Exploitation Period is planned separately with respect to each Exploitation Area and, therefore, all references to duration, extension or termination of the Exploitation Period refer to each Exploitation Area in particular.

4.3.1. Duration: The Exploitation Period shall have a duration of 24 Years counted as of the date on which THE ANH receives the Declaration of Marketability described in Clause 8 herein from THE CONTRACTOR.

4.3.2. Extension of the Exploitation Period: THE ANH shall extend the Exploitation Period up to the economic limit of the Commercial Field, at the option of THE CONTRACTOR, as long as the following conditions are met:

a)                                    That THE CONTRACTOR submit the extension request in writing to THE ANH no more than (4) Years but no less than one (1) Year in advance with respect to the expiry date of the Exploitation Period of the respective Exploitation Area.

b)                                    That the Exploitation Area continue to produce Hydrocarbons regularly on the date of the request.

c)                                     That THE CONTRACTOR demonstrate that during the four (4) Calendar Years preceding the date of the request it has carried out a drilling program including at least one Well for each Calendar Year and/or that it has kept an active pressure maintenance project, or a secondary, tertiary or enhanced recovery project.

Paragraph: If THE CONTRACTOR does not meet the required conditions of sub-item c) above in their entirety or to their full extent, THE ANH may still grant the extensions, having previously analyzed the arguments presented by THE CONTRACTOR. It is understood that denial of the extension by THE ANH shall not be considered grounds for disagreement and will not undergo the procedure established in Clause 28 herein. In any case, extension of the Exploitation Period shall be formalized by executing an amendment to this Contract.

4.3.3. Voluntary Termination of the Exploitation Period: At any moment during the Exploitation Period, THE CONTRACTOR may terminate this Contract with respect to any Exploitation Area, for which it shall submit written notice to THE ANH no less than three (3) months in advance, without prejudice to the fulfillment of the remaining obligations.

4.3.4. Effects of the Termination of the Exploitation Period: Whenever the operational rights and obligations are terminated for any grounds regarding any Exploitation Area, THE CONTRACTOR shall hand over the wells that are productive at that time as well as the facilities and other buildings, to THE ANH including the acquired goods and easements that benefit exploitation up to the Point of Delivery, even if said goods are located outside the Exploitation Area. With regards to the movable assets destined exclusively for said Exploitation Area, if the termination takes place before completing the first eighteen (18) Years of the Exploitation Period, THE CONTRACTOR shall be obligated to offer to sell them to THE ANH at their book value. If within three (3) Months counted as of the offering date THE ANH has not accepted the offer, THE CONTRACTOR may freely make use of said assets. If the termination takes place after the first eighteen (18) Years of the Exploitation Period, these movable items will automatically be handed over without cost to THE ANH. THE ANH shall decide which wells that are active at that time shall be abandoned and which shall continue to be active. Any disagreement with respect to the nature and the destination of the assets shall undergo the procedure described in Clause 28. Likewise, THE CONTRACTOR agrees to hand over its Environmental License and the necessary financial resources to THE ANH or to whomever THE ANH chooses, in order to fulfill the Abandonment obligations. The application of this Clause will not imply an employer substitution between THE CONTRACTOR and THE ANH.

CLAUSE 5 – MINIMUM EXPLORATION PROGRAM

5.1. Minimum Exploration Program per Phase: During the Period of Exploration, THE CONTRACTOR shall carry out the Minimum Exploration Program for each phase described in Schedule B, which is an integral part of this Contract. In order to fulfill the Minimum Exploration Program obligations, the Wildcat Wells proposed by THE CONTRACTOR must be Wildcat Wells for a new field (A-3 or A-2 types) or Wildcat Wells that make part of an Assessment Program in accordance with the provisions of Clause 7 (subsection 7.3, sub-item b) herein. In the remaining cases, the Wildcat Wells proposed by THE CONTRACTOR must be previously approved by THE ANH.

5.2. Exploration Works Programs: THE CONTRACTOR agrees to submit the Exploration Works Program to THE ANH regarding the phase it is undertaking, wherein it describes how it plans to fulfill its obligations, no less than eight (8) Calendar Days previous to each phase of the Exploration Period. During the first phase, THE CONTRACTOR shall submit the Exploration Work Program within a period of thirty (30) Calendar Days counted as of the Effective Date.

5.3. Modifications to the Minimum Exploration Program:

5.3.1. During the Phase in Progress: In the course of the first half of the term of any Exploration Period phase, excluding the first phase, THE CONTRACTOR may replace the acquisition and processing of a seismic program contained in the Minimum Exploration Program presented initially for the phase in progress, by reason of the drilling of one or more Wildcat Wells or of the acquisition and processing of a more technologically advanced seismic program, as long as the financial effort of the new Minimum Exploration Program is equivalent to or greater than the initial program presented for the corresponding phase. In this case, THE CONTRACTOR shall notify THE ANH in advance and in writing of the replacement of the Exploration Operations that it intends to carry out.

5.3.2. For the Following Phase: If, following the drilling of a Wildcat Well that turns out dry, THE CONTRACTOR deems that the outlook of the Contracted Area does not justify drilling one (1) Wildcat Well contained in the Minimum Exploration Program for the following phase of the Exploration Period, THE CONTRACTOR may substitute said drilling with the acquisition and processing of a seismic program, as long as the financial effort is equivalent to or greater than the Minimum Exploration Program presented for the corresponding phase and THE CONTRACTOR notifies THE ANH in advance and in writing of the substitution that it intends to carry out.

5.4. Additional Exploration: THE CONTRACTOR may perform additional Exploration Operations to those contained in the Minimum Exploration Program or in the Subsequent Exploration Program, without having to modify the term agreed upon for the execution of the Minimum Exploration Program or the Subsequent Exploration Program of the phase in progress or of the following phases. In order to exercise this right, THE CONTRACTOR shall inform THE ANH in advance of the additional Exploration Operations that it intends to pursue. If said additional Exploration Operations are the same as those described in the Minimum Exploration Program of the following Phase, THE ANH may count said Exploration Operations as fulfillment of the exploration obligations agreed upon for the following phase. Conversely, if THE CONTRACTOR wishes to count these additional Exploration Operations as fulfillment of the exploration obligations agreed upon for the following phase, if there is one, THE CONTRACTOR must request this, in writing, from THE ANH who will judge whether it accepts this request or not. If THE ANH accepts the request, THE ANH will determine the manner, either entirely or partially, in which the additional Exploration Operations of the following Exploration Period will be credited.

5.5. Problems during Wildcat Well Drilling: If during the drilling of a Wildcat Well corresponding to the Minimum Exploration Program or to the Subsequent Exploration Program and before reaching the target depth there were to be uncontrollable problems of a geological nature, such as cavities, abnormal pressure, impenetrable formations, severe circulation losses, or other conditions of a technical nature that do not allow further drilling of the Wildcat Well, even if THE CONTRACTOR is willing to continue with drilling operations in keeping with the Good Oil Industry Practices, THE CONTRACTOR may request that THE ANH write off the drilling obligation as fulfilled, by presenting a technical report where the problem and the efforts made to solve it are described in detail. Said report must be submitted to THE ANH within a period of no more than fifteen (15) Calendar Days counted as of the manifestation of the uncontrollable problem mentioned above. If THE ANH allows THE CONTRACTOR to terminate drilling operations for the well in question, THE CONTRACTOR shall Abandon it or complete it up to the reached depth, and the obligation of the Minimum Exploration Program or the corresponding Subsequent Exploration Program shall be understood as performed.

CLAUSE 6 — SUBSEQUENT EXPLORATION PROGRAM

6.1. Subsequent Exploration Program: Upon termination of the Exploration Period and whenever there is at least one Assessment Area or one Exploitation Area or one Discovery made by THE CONTRACTOR in the last phase of the Exploration Period within the Contracted Area, THE CONTRACTOR will be allowed to retain up to fifty percent (50%) of the Contracted Area (excluding Assessment and Exploitation Areas) to carry out a Subsequent Exploration Program in the retained area but outside of the Assessment and Exploitation Areas. In this case, the following procedure will be applied:

a)                                     Before the termination date of the last phase of the Exploration Period, THE CONTRACTOR shall notify THE ANH in writing of its intention to carry out a Subsequent Exploration Program.

b)                                     The notice must describe the Exploration Operations that constitute the Subsequent Exploration Program that THE CONTRACTOR intends to carry out. The Program will be divided in two (2) phases lasting two (2) Years each, the first one counted as of the termination of the last phase of the Minimum Exploration Program. Each phase of the Subsequent Exploration Program must have at least the same Exploration Operations agreed to for the last phase of the Minimum Exploration Period.

c)                                      After the obligations of the first phase of the Subsequent Exploration Program have been successfully performed, THE CONTRACTOR may decide not to continue with the second phase, which implies returning the areas retained for this purpose in their entirety, or to commence the second phase which means that THE CONTRACTOR will only return fifty percent (50%) of said retained area, excluding the existing Assessment and Exploitation Areas. THE CONTRACTOR shall inform THE ANH in writing of the decision within the Month following termination of the first phase.

It is understood that the returns mentioned in this Clause do not include the existing Assessment and the Exploitation Areas.

6.2. Upon termination of the Subsequent Exploration Program, the Contracted Area shall be limited to the Assessment Areas and/or the Exploitation Areas existing at that time.

CLAUSE 7 — DISCOVERY AND ASSESSMENT

7.1. Notification of Discovery: At any moment within the four (4) Months following the completion of the drilling of any Wildcat Well whose results indicate that there has been a Discovery, THE CONTRACTOR shall inform THE ANH in writing, along with a technical report containing the results of the tests that were preformed, a description of the geological aspects, and the analyses of the fluids and rocks, in the manner indicated by the Ministry of Mines and Energy or by the authority that represents it.

Paragraph: If the Discovery is a Nonassociated Natural Gas Discovery or a Heavy Liquid Hydrocarbon Discovery, THE CONTRACTOR shall equally submit the calculations and other supporting evidence presented to the Ministry of Mines and Energy or to the authority acting in its stead for classification purposes.

7.2. Submittal of the Assessment Program: If THE CONTRACTOR deems that the Discovery has potential commercial value, it will submit and carry out an Assessment Program regarding said Discovery, in accordance with this Clause. If the Discovery takes place during the Exploration Period, THE CONTRACTOR shall submit the Assessment Program within the six (6) Months following completion of the drilling of the Wildcat Discovery Well and, in any case, before expiry of the Exploration Period. If the Discovery is the result of the Subsequent Exploration Program, THE CONTRACTOR shall submit the Assessment Program within the six (6) Months following completion of the drilling of the Wildcat Discovery Well and, in any case, before the next return of areas discussed in Clause 6.

7.3. Content of the Assessment Program: The Assessment Program shall consist, as a minimum, of:

a)            A map with coordinates of the Assessment Area;

b)                                     The description and objectives of each of the Assessment Operations and the potential data that will be collected to determine if the Discovery may be declared as a Commercial Field. If THE CONTRACTOR includes Wildcat

Well drilling in the Assessment Programs carried out during the Exploration Period, THE CONTRACTOR may credit both performance of the Minimum Exploration Program as well as of the corresponding Assessment Program, with up to two (2) Wildcat Wells, as long as said task is completed before the termination date of the Assessment Program where they were included, or of the phase of the Exploration Period to which said Wells correspond, depending on which comes first;

c)                                      The total annual budget of the Assessment Program;

d)                                     The total duration of the Assessment Program which may not exceed two (2) Years if it includes drilling Wildcat Wells or one (1) Year in any other case, which term will be counted as of the date of submittal of the Program to THE ANH and shall take into consideration the estimated time that will be necessary to obtain permits granted by other authorities;

e)                                      The timeline for carrying out Assessment Operations within the term mentioned in the previous sub-item;

f)                                       The information regarding the destination of Hydrocarbons and other fluids that THE CONTRACTOR intends to extract as a result of the Assessment Operations; and

g)                                     A proposed Delivery Point for consideration by THE ANH.

7.4. Extension of the duration of the Assessment Program: If THE CONTRACTOR decides to drill Wildcat Wells that are not contemplated on the initial Assessment Program, THE ANH will extend the duration of the Assessment Program by an additional duration that will not exceed one (1) Year, as long as the following conditions are met:

a)                                     That THE CONTRACTOR present the request to THE ANH in writing at least two (2) months before the expiry date of the initial period;

b)                                     That THE CONTRACTOR is actively performing the Assessment Operations provided in the Assessment Program;

c)                                      That the required extension is justified by the necessary drilling time and the evidence of the additional Wildcat Well or Wells; and

THE CONTRACTOR must submit the supporting documents to THE ANH along with the extension request.

7.5. Modifications to the Assessment Program: At any moment during the six (6) Months following the date on which the Assessment Program was submitted to THE ANH, THE CONTRACTOR may modify it, for which reason THE CONTRACTOR must inform THE ANH in a timely manner, and adjust the total term of the Program, pursuant to subsection 7.3 sub-item d) in this Clause, without thereby modifying the established initial date.

7.6. Assessment Program Results: THE CONTRACTOR shall present a complete report to THE ANH regarding the Assessment Program results, within three (3) Months following its completion date. Said report shall include, at least: the geological description of the Discovery and its structural configuration; the physical properties of the rocks and fluids present in the reservoirs associated to the Discovery; the pressure, volume, and temperature analysis of the reservoir fluids; the production capacity (per well and for the entire Discovery); and an estimate of the recoverable Hydrocarbon reserves.

Paragraph: In case the Discovery consists of Nonassociated Natural Gas or Heavy Liquid Hydrocarbon, and at any moment during the second half of the Assessment Program period, THE CONTRACTOR may request THE ANH to extend the Assessment Program for up to two (2) additional Years in order to perform feasibility studies for constructing infrastructure, about production methods, and/or for the development of markets. In these cases, the request shall include the data related to the feasibility studies in the Assessment Program that THE CONTRACTOR deems necessary. Upon expiry of the granted extension, THE CONTRACTOR shall submit the conclusions and recommendations of the feasibility studies to THE ANH.

7.7. This Clause will only be effective for the Discovery Wildcat Wells drilled by THE CONTRACTOR outside the areas designated as Assessment or Exploitation Areas. Therefore, there will be no Assessment Period whenever the new volumes of Hydrocarbons found are part of an Assessment or Exploitation Area.

CLAUSE 8 — DECLARATION OF MARKETABILITY

8.1. Notice: If applicable, THE CONTRACTOR will submit a written Statement to THE ANH within the three (3) Months following the expiry date of the stipulated term for the execution of the Assessment Program or of the agreed term in accordance with the Paragraph of subsection 7.6 of Clause 7, wherein THE CONTRACTOR declares clearly and precisely its unconditional decision to commercially exploit that Discovery or not. In the affirmative case, the Discovery will be known as a Commercial Field as of the date of the Statement.

8.2. Waiver of rights in the negative case: If THE CONTRACTOR does not submit said declaration to THE ANH within the stipulated term, it shall be understood that THE CONTRACTOR has concluded that the Discovery is not a Commercial Field. If the statement is negative or if no statement is submitted, THE CONTRACTOR accepts that no rights accrued in its favor and, therefore, THE CONTRACTOR waives any claim on the Discovery.

CLAUSE 9 — EXPLOITATION PLAN

9.1. Submittal and Content: THE CONTRACTOR will submit the initial Exploitation Plan to THE ANH within the three (3) months following the Declaration of Marketability discussed in Clause 8, which will include, at least, the following information:

a)            A map with the Exploitation Area coordinates;

b)                                    An estimate of the Hydrocarbon reserves and accumulated production, classified by types of Hydrocarbons;

c)                                      The general outline for the Development of the Commercial Field, which includes a description of the development well drilling program, of the extraction methods, of the respective facilities and of the processes to which the extracted fluids will be submitted before the Delivery Point.

d)                                     The annual production forecast for Hydrocarbons and their sensitivities, by using the optimal production rate that allows for maximum economic recovery of reserves.

e)                                      Identification of the critical factors for executing the Exploitation Plan, such as environmental, social, economic, and logistic aspects as well as the methods of dealing them.

f)                                       A proposed Delivery Point for consideration by THE ANH.

g)                                     A basket proposal of maximum three (3) crude oils of a similar quality in order to calculate the Fees for High Prices described in Clause 16.

h)                                     An abandonment program for purposes of Clause 31.

9.2. Delivery of Exploitation Plan: THE ANH will consider the Exploitation Plan as received once THE CONTRACTOR submits all of the above mentioned information. If THE ANH does not receive the Exploitation Plan in its entirety, within the fifteen (15) Calendar Days following the Statement, THE ANH may request delivery of the missing information and THE CONTRACTOR shall have thirty (30) Calendar Days counted as of the receipt of the delivery request. If THE ANH does not issue a pronouncement on the matter within the fifteen (15) Calendar Days following the submittal of the Exploitation Plan by THE CONTRACTOR, it shall be understood that said Plan has been accepted. If THE CONTRACTOR does not deliver the Exploitation Plan on the date established in the previous subsection, or if THE ANH does not receive the missing information within the thirty-day period established in this subsection, this will be considered non-compliance and will require the application of Clause 29.

9.3. Exploitation Area: The Exploitation Area shall be demarcated by a regular polygon, preferably four-sided, that includes the Commercial Field or the portion of it within the Contracted Area, plus a margin no greater than one (1) kilometer surrounding the Commercial Field, whenever the Contracted Area allows it. However the area of the Commercial Field contained in the Exploitation Area may vary, the Exploitation Area will remain unaltered, except for the provisions of the following subsection.

9.4. Extension of the Exploitation Area: If during the course of the Exploitation Period of an Exploitation Area THE CONTRACTOR determines that a Commercial Field extends beyond the Exploitation Area, but within the existing Contracted Area, THE CONTRACTOR may submit to THE ANH a request along with the corresponding supporting documentation for the extension of said Exploitation Area. Having satisfactorily received the aforementioned documentation, THE ANH shall extend the Exploitation Area with the understanding that if said extension overlaps with a different Exploitation Area, the duration of the Exploitation Period that shall apply to the overall Exploitation Area shall be that of the Exploitation Area that was initially declared as marketable.

Paragraph: When the Exploitation Area requested by THE CONTRACTOR in accordance with subsection 9.4 above extends beyond the Contracted Area, THE ANH shall extend the Contracted Area as requested, by proceeding in accordance with the contractual procedure of the Assessment Area, except if the following situations present themselves within the requested area:

a)                                     A third party holds the rights granted for the performance of similar or identical activities to those established herein;

b)                                     It is undergoing tender or negotiation proceedings to obtain rights from THE ANH; or

c)                                      There are restrictions imposed by a competent authority, which do not allow performance of the contractual activities.

9.5. Exploitation Plan Update: THE CONTRACTOR shall adjust and present the Exploitation Plan for each of the Exploitation Areas of the Contract, following the procedure described in subsection 9.2 of this Clause, every Calendar Year during the Month of February. If the real Hydrocarbon production from the previous Calendar Year differs from the annual production projection in the Exploitation plan by more than fifteen percent (15%) for any given Exploitation Area, THE CONTRACTOR shall provide justification for the situation.

CLAUSE 10 — EXPLOITATION WORKS PROGRAMS

10.1. Preparation and presentation: If the Exploitation Plan discussed in Clause 9 is presented more than six (6) Months before the end of the Calendar Year in progress, THE CONTRACTOR shall submit the first Exploitation Work Program for the remaining duration of the Calendar Year. For the following Calendar Years, THE CONTRACTOR shall present the Exploitation Works Program for each Calendar Year in the month of November of the preceding Calendar Year.

10.2. Content of the Exploitation Works Program: The Exploitation Works Program for each Exploitation Area shall include, at least:

a)                                     A detailed description of the Development and Production Operations Program that THE CONTRACTOR wishes to carry out during said Year and its corresponding timeline, divided by project and Yearly Quarters, bearing in mind the necessary waiting times for obtaining authorizations and permits from the competent authorities;

b)                                     A monthly production projection for the Exploitation Area during the corresponding Calendar Year;

c)                                      An estimate of the cost (investments and expenses) for the following four (4) Calendar Years or until the Exploitation Period expires, whichever occurs first;

d)                                     The terms and conditions according to which it shall carry out programs in order to benefit the communities of the areas influenced by the Exploitation Area.

10.3. Performance and Adjustments: The Development and Production Operations of the Exploitation Works Program discussed in sub-item (a) above must be performed unreservedly. THE CONTRACTOR shall begin said Exploitation Operations in accordance with the presented timeline. During the performance of the

Exploitation Works Program, THE CONTRACTOR may make adjustments to said program for the Calendar Year in course, as long as said adjustments do not involve reducing production by more than fifteen percent (15%) with respect to the initial projection. Adjustments may not occur with a frequency of less than three Months, except for emergency situations. THE CONTRACTOR shall give notice of any adjustment to the Exploitation Works Program previously and in writing.

CLAUSE 11 — OPERATION MANAGEMENT

11.1. Autonomy: THE CONTRACTOR shall control all of the operations and activities considered necessary for a technical, efficient and economic Exploration of the Contracted Area and for the Assessment and Exploitation of Hydrocarbons found in said Area. THE CONTRACTOR shall plan, prepare, carry out and control all activities at its own expense and exercising technical and administrative autonomy, in accordance with Colombian law and in keeping with the Good Oil Industry Practices. THE CONTRACTOR shall carry out activities directly or through subcontractors.

11.2. Liability: THE CONTRACTOR shall carry out the operations mentioned herein in a diligent, responsible, efficient, and economically and technically appropriate manner. THE CONTRACTOR will ensure compliance with the terms established in this Contract and in Colombian law from all of its subcontractors. THE CONTRACTOR will be exclusively liable for any damages and losses caused as a result of the activities and operations derived from this Contract, including those caused by its subcontractors, on the understanding that THE CONTRACTOR will not be liable at any time before THE ANH for judgment errors, or for loss or damages that do not result from gross negligence or willful misconduct. If THE CONTRACTOR subcontracts, the subcontracted works and services shall be performed in its name, for which reason THE CONTRACTOR will be directly liable for the obligations established in the subcontract and derived thereof, from which THE CONTRACTOR will not be exonerated by reason of the subcontracting. THE ANH shall not assume any liability for damages caused to third parties by THE CONTRACTOR in furtherance of the operations object of this Contract, or for the contracts or subcontracts, not even by way of joint and several liability.

11.3. Permits: THE CONTRACTOR agrees to obtain at its own risk and expense all licenses, authorizations, permits and other appropriate rights in accordance with the law, in order to carry out the operations in this Contract.

11.4. Loss and Damages of Assets: All costs and expenses necessary to replace losses or repair damages of assets or equipment caused by fire, floods, storms, accidents or other similar events shall be covered by THE CONTRACTOR. THE CONTRACTOR shall inform THE ANH as soon as possible of the losses or damages that have occurred.

CLAUSE 12 - ROYALTIES

12.1. Collection: THE CONTRACTOR shall leave the Hydrocarbon production percentage corresponding to royalties established in the regulations at THE ANH’s disposal at the Delivery Point. Collection of royalties either in cash or in kind shall be determined by the competent authority.

12.2. Payment of Participations: THE ANH will be the sole body responsible for the payment of participating interests corresponding to royalties to the entities established by the law.

12.3. Collection in Kind: When the collection of royalties is made in kind, THE CONTRACTOR shall deliver the corresponding Hydrocarbon quantity to THE ANH, for which the Parties will have agreed on a procedure to program deliveries and other necessary aspects. In any case, THE ANH shall have one month to withdraw said quantity. If, upon expiry of this term, THE ANH has not collected the Hydrocarbon volume corresponding to royalties, and if THE CONTRACTOR has available storage space in its facilities, THE CONTRACTOR agrees to store said hydrocarbons for up to three (3) consecutive Months, and THE ANH will pay a storage fee which will be agreed upon between the Parties for each individual case. Upon expiry of said term, THE CONTRACTOR may market said volume, in accordance with subsection 12.4 below.

Paragraph: If there is no storage space available, THE CONTRACTOR may continue to use the field and the volume of royalties, crediting to a future delivery the volume corresponding to the royalties that THE ANH had the right to withdraw but did not do so.

12.4. Marketing the royalties volume: Whenever THE ANH deems it convenient and as long as the regulatory provisions allow it, THE CONTRACTOR shall market the portion of the Hydrocarbon production that corresponds to royalties and it will deliver the money originating from said sales to THE ANH. For this purpose, the Parties will agree on the specific terms of said sale, but, in any case, THE CONTRACTOR will make its best effort to sell said production at the highest price in the available markets. THE ANH will acknowledge the direct costs for THE CONTRACTOR as well as a reasonable market margin agreed upon between the Parties.

12.5. Collection in cash: Whenever THE CONTRACTOR must pay royalties in cash, it will give THE ANH the corresponding amounts at the times specified by the competent authority. In case THE CONTRACTOR defaults on the payment, THE CONTRACTOR shall pay THE ANH the necessary quantity to cover the default amount, the corresponding default interest, and the expenses incurred in to carry out the payment.

CLAUSE 13 — MEASUREMENT

13.1. Measurement: THE CONTRACTOR will carry out the measurement, sampling, and quality control procedures for the Hydrocarbons produced and it will maintain the equipment and measuring instruments duly serviced, in accordance with the rules and methods accepted in the Good Oil Industry Practices. Following the legal and regulatory provisions in force, it shall carry out the necessary analyses and the pertinent corrections in order to calculate the net volumes for the Hydrocarbons received and delivered under standard conditions. THE CONTRACTOR shall take the necessary measures to preserve the integrity, reliability and security of the facilities and of the control equipment or instruments. THE CONTRACTOR shall also keep periodic service records for said equipment and instruments as well as of the daily Hydrocarbon and fluid production and consumption measurements for each Commercial Field to be revised by THE ANH and by the competent authorities, for the period of time established in the Commercial Code and in the other relevant regulations. THE ANH will have the right to inspect the measuring equipment set up by THE CONTRACTOR, as well as all of the measuring stations in general.

13.2. Common Facilities: Whenever two or more production fields make use of the same development facilities, said facilities must be equipped with a measuring system capable of distinguishing between the productions originating from each field.

CLAUSE 14 — PRODUCTION AVAILABILITY

14.1. Determining volumes: The Hydrocarbons produced, excluding those that have been used for the benefit of the operations of this Contract and those that are inevitably wasted during these functions, shall be transported by THE CONTRACTOR to the Delivery Point. The Hydrocarbons will be measured in the Control Point in compliance with the proceedings mentioned in subsection 13.1 above, and, based on this measurement, the royalty volume discussed in Clause 12 and the remaining Hydrocarbons that belong to THE CONTRACTOR will be determined.

14.2. Availability: After the Control Point and without prejudice to the legal provisions that regulate the matter, THE CONTRACTOR may freely export the Hydrocarbons that correspond to it, or sell them in the country, or administer them in any other way.

CLAUSE 15 — NATURAL GAS

15.1. Use: THE CONTRACTOR agrees to avoid wasting natural gas extracted from a field and, in accordance with the legal and regulatory provisions in force on the matter, THE CONTRACTOR will be allowed to use said gas, before reaching the corresponding Control Point, as fuel for the operations, as an energy source for maximum final recovery of Hydrocarbon reserves, or to store it in the reservoirs for future use for these purposes during the term of the Contract.

15.2. Associated Natural Gas Use: In case THE CONTRACTOR discovers one or more Commercial Fields containing associated Natural Gas, THE CONTRACTOR must submit a project for the use of the associated Natural Gas to THE ANH within the three (3) Years following commencement of the exploitation of each Commercial Field. If THE CONTRACTOR does not comply with this obligation, THE ANH may freely use the associated Natural Gas originating from said fields, subject to the legal provisions in force.

CLAUSE 16 — CONTRACTUAL ECONOMIC RIGHTS OF THE ANH

16.1. Fees for the Use of the Subsoil: The use of the subsoil by THE CONTRACTOR shall accrue the following fees in favor of THE ANH:

16.1.1 Exploration Areas: Starting from the second phase of the Exploration Period and in each subsequent phase, THE CONTRACTOR shall acknowledge and pay THE ANH a fee in dollars of the United States of America, which amount shall be the result of the multiplication of the number of hectares and hectare fractions of the Contracted Area, excluding the Exploitation Areas, by the figures in the table below. This payment shall be made in the course of the Month following commencement of the corresponding phase.

Amount per phase in USD / Hectare

Area size	For the first 100,000 Ha.		For each additional hectare to the 100,000 Ha.
Duration of Phase	< 12 months	> 12 months	< 12 months	> 12 months
In Polygons A and B	0.75	1.0	1.0	1.5
Outside of the Polygons	0.5	0.75	0.75	1.0
Offshore Areas	0.25

16.1.2. Assessment and Exploitation Areas: THE CONTRACTOR shall acknowledge and pay THE ANH a fee in dollars of the United States of America, which amount shall be the result of multiplying the hydrocarbon production that corresponds to THE CONTRACTOR in accordance with Clause 14 by eleven point nineteen cents (USD 0.1119) per Liquid Hydrocarbon barrel. This amount shall increase annually according to the I(n-2) defined in Clause 16.2, starting on January first of every year, by rounding the result of the update to four decimal places. For Natural Gas, this amount shall be of one point one hundred nineteen cents of a dollar of the United States of America (USD 0.01119) per one thousand cubic feet (1,000 CF). This amount shall increase annually in accordance with I(n-2) defined in Clause 16.2, starting on January first of every year and rounding the result of the update to five decimal places. This payment shall be made per calendar semester in arrears, during the first month of the following semester.

Paragraph: The natural gas production destined for re-injection operations or other processes directly related to the production of the same field from which it was extracted shall not incur the payment of production fees mentioned in subsection 16.1.2.

16.2. High Price Fees:

For Liquid Hydrocarbons: From the point on which the accumulated production of each Exploitation Area, including the royalty volume, surpasses five (5) million Liquid Hydrocarbon barrels, and in the event that the price of the crude oil referenced in “West Texas Intermediate” (WTI) surpasses the Base Price Po, THE CONTRACTOR shall pay THE ANH a fee in United States Dollars, payable per Calendar Month in arrears during the thirty (30) Calendar Days following each expiry.

For Natural Gas: Five (5) years after commencing exploitation of the field, marked by the resolution of acceptance issued by the competent authority, and in the event that the price of Natural Gas referenced in “U.S. Gulf Coast Henry Hub” surpasses the Base Price Po, THE CONTRACTOR shall pay THE ANH a fee in United States Dollars, payable per Calendar Month in arrears, during the thirty (30) Calendar Days following each expiry.

The amount payable for this fee for each Exploitation Area shall be the result of the following formula:

Where:

Value of Hydrocarbons at Delivery Point:

For Liquid Hydrocarbons:

For the purposes of this formula, it shall be the reference price for the corresponding Calendar Month, expressed in dollars of the United States of America per Barrel (USD/Bl) of a basket of maximum three (3) crude oils of a similar quality to those originating from each Exploitation Area, presented by THE CONTRACTOR in the Exploitation Plan, agreed upon with THE ANH, and adjusted for the Delivery Point, by a pre-established margin.

If, after the procedure for determining the Value of Liquid Hydrocarbons in accordance with the previous paragraph, there are differences, either in excess or deficiency, of the reference price of the basket and the real sales price at the Delivery Point by more than three percent (3%), the affected party may demand a revision of the basket or of the adjustment margin. For purposes provided herein, the real sales price of Liquid Hydrocarbons produced in the Exploitation Area for the corresponding Calendar Month shall be the weighted average of the sales prices settled by THE CONTRACTOR with non-economically related buyers, or who have any other type of corporate relationship, so that the transactions may be set within regular commercial practices, deducting transportation and decanting prices between the Delivery Point and the reference sales point in accordance with the rates set by the Ministry of Mines and Energy or whoever represents it.

Whenever THE CONTRACTOR sells Liquid Hydrocarbons for purposes of refining them for local supply, the provisions of subsection 16.5 of this Clause will be applied.

For Natural Gas:

For purposes of this formula, it shall be the real sales price for Natural Gas for the production of the corresponding Calendar Month, expressed in Dollars of the United States of America per million British Thermal Units (BTU) (USD / MMBTU), settled between THE CONTRACTOR and the buyers, deducting transportation costs between the Delivery Point and the real sales point, as long as the result is not less than the calculation resulting from using the Henry Hub reference price minus the reference transportation cost established by the Ministry of Mines and Energy. If the result is lower, the value used shall be that of the result of the Henry Hub reference price minus the reference transportation cost established by the Ministry of Mines and Energy.

THE ANH may revise this price at any moment.

Po:

For liquid hydrocarbons, it is the base crude petroleum price marker, expressed in dollars of the United States of America per Barrel (USD / Bl) and for Natural Gas, it is the average price for Natural Gas in Dollars of the United States of America per million British Thermal Units (USD / MMBTU) shown in the following table:

API gravity of the Liquid Hydrocarbons Produced	Po (USD / Bl) (Year 2008)
>15 and <22	$31.35
>22 and <29	$30.22
>29	$29.10
Discoveries located more that 300 meters in water depth	$35.82
Exported Natural Gas produced - distance in a straight line between Delivery Point and Reception Point in country of destination, in kilometers	Po USD / MMBTU
>0 and <500	$6.72
>500 and <1000	$7.83
>1000 or	$8.95

For the exploitation of Heavy Liquid Hydrocarbons with an API gravity greater than ten degrees (10º), the Po shall be of forty-four dollars and seventy seven cents of a dollar of the United States of America per barrel (USD 44.77/Bl) and for Heavy Liquid Hydrocarbons with an API gravity less than or equal to ten degrees (10º), THE CONTRACTOR shall not pay any Fees to THE ANH for High Prices. For Natural Gas that is destined for local consumption, in cases where the price is regulated by the Energy and Gas Regulation Commission (CREG) or by the entity that substitutes it, THE CONTRACTOR shall not pay any Fees to THE ANH for High Prices; otherwise, the Parties shall agree upon the Natural Gas marker and the Po value and execute the corresponding contract.

The Po base price shall be adjusted annually as of the first (1st) of January of each Year, according to the following formula:

Po = Po(n-1) x (1 + I(n-2))

Where:

n:	Is the beginning Calendar Year for which the calculation is being made
n-1:	Is the immediately previous Calendar Year
n-2:	Is the Calendar Year immediately previous to year n-1
Po:	Is the Po if force for the beginning year as a result of the formula, rounded to two decimal points.
Po(n-1):	Is the Po value for the immediately previous Calendar Year (n-1)
I (n-1):

Is the annual variation, expressed in a fraction, of the producer price index for the United States of America published by the Department of Labor of that country — PPI Finished Goods WPUSOP 3000 — between the end of Calendar Year n-2 and the corresponding index of the year immediately previous to n-2 rounded to four decimal points.

The above mentioned calculation shall be calculated during the month of December of each year.

Paragraph: In case the crude oil price marker “West Texas Intermediate” or the natural gas marker “US Gulf Coast Henry Hub” (P) is no longer recognized as the international benchmark price marker, THE ANH shall choose the new crude oil or natural gas marker to be used and modify the table based on the new index, maintaining the equivalences for Po values for the crude oil marker “West Texas Intermediate” or for the natural gas marker “US Gulf Coast Henry Hub”.

THE ANH may request THE CONTRACTOR in writing, no less than three months in advance, that this payment be made in kind during a period of no less than six (6) months. THE CONTRACTOR shall agree to this request as long as it does not affect the commercial agreements it has entered into. The volume corresponding to THE ANH shall be determined by calculating Factor “A”.

16.3. Production Tests: The Liquid Hydrocarbons obtained as a result of the production tests carried out by THE CONTRACTOR shall also incur the fees mentioned in the previous items.

16.4. Participation in Production during the Extension to the Exploitation Period: In all cases of extension to the Exploitation Period of an Exploitation Area, THE CONTRACTOR shall acknowledge and pay THE ANH a sum equal to ten percent (10%) of the light Liquid Hydrocarbons value at the Delivery Point, or to five percent (5%) in the case of nonassociated Natural Gas or Heavy Liquid Hydrocarbons, as a fee for participation in the production obtained by THE CONTRACTOR as of the expiry date of the initial duration of the Exploitation Period, which production has been assessed in the Control Point, after having deducted the percentage corresponding to royalties. The economic fees discussed in items 16.1.2 and 16.2. shall not be accrued on this participation. The fees for the use of the subsoil during the extension to the Exploitation Period and for high prices mentioned in items 16.1.2 and 16.2 respectively, shall only be accrued on the volume of THE CONTRACTOR after deducting the participation fee discussed in this subsection.

16.5. Prices for Local Supply: Whenever THE CONTRACTOR sells its crude oil to meet the refinery needs for local supply, prices shall be calculated based on the international price, pursuant to Resolution No. 18-1709 of December 23, 2003 issued by the Ministry of Mines and Energy, or to any legal or regulatory provision that modifies or substitutes it.

CLAUSE 17 — UNIFICATION

When an economically exploitable reservoir extends continuously to another area or areas outside the Contracted Area, THE CONTRACTOR, in agreement with THE ANH and with the other interested parties, must put into practice, with the prior approval of the competent authority, a unified exploitation cooperative plan, subject to the provisions of Colombian law.

CLAUSE 18 — OWNERSHIP OF ASSETS

18.1. Ownership: In compliance with the dispositions of Clause 4 (subsection 4.3.4), the facilities, assets, materials, and equipment owned by THE CONTRACTOR permanently destined for developing Exploitation Operations up to the Delivery Point, shall be handed without cost to THE ANH at the moment of returning the Contracted Area or upon termination of this Contract, whichever takes place first after the initial eighteen (18) Years of the Exploitation Period, even if said assets are located outside the Contracted Area.

18.2. At the moment of returning the Contracted Area or upon termination of this Contract, whichever takes place first after the initial eighteen (18) Years of the Exploitation Period, THE CONTRACTOR shall transfer to THE ANH, without cost, all of the rights derived from contracts under the project financing mode, such as

Leasing, construction, Exploitation and asset reversion, BOT (Build, Operate, and Transfer), BOMT (Build, Operate, Maintain, and Transfer), BOOT (Build, Own, Operate, and Transfer), MOT (Modernize, Operate, and Transfer) and the like, which establish the obligation of transferring property of the assets, equipment, and facilities to THE CONTRACTOR upon termination, and when said contracts have been executed for the development of the Exploitation Period of the corresponding area. In any case, in the event that said contracts are executed for a period greater than the Exploitation Period, they shall require previous authorization from THE ANH.

18.3. Inventory: THE CONTRACTOR shall carry out physical inventories of the equipment and assets related to Exploitation Operations, at reasonable intervals, at least every three (3) Calendar Years, cataloguing them as owned by THE CONTRACTOR or by a third party. THE ANH will have the right to representation when these inventories take place. For this purpose, THE CONTRACTOR shall notify THE ANH no less than fifteen (15) Calendar Days in advance.

18.4. Asset Use: THE CONTRACTOR may use the assets or equipment located up to the Delivery Point and that are not vital for maintaining the existing exploitation conditions. Nevertheless, after the initial eighteen (18) Years of the Exploitation Period for each Exploitation Area or when 80% of its tested reserves have been produced, whichever occurs first, THE CONTRACTOR will require previous authorization from THE ANH to use said assets.

CLAUSE 19 — INFORMATION SUPPLY AND CONFIDENTIALITY

19.1.       Technical Information: THE CONTRACTOR shall keep THE ANH permanently and continuously informed of the progress and the results of the operations. Therefore, apart from the documents required by different Clauses herein, THE CONTRACTOR shall present THE ANH with all of the data of a scientific, technical, and environmental nature as it is being obtained and before the expiry date of each of the phases of the Exploration Period and/or by Calendar Year during the Exploitation Period, obtained in accordance with this Contract. This Exploration and Exploitation data shall be delivered to THE ANH according to the Exploration and Exploitation Data Supply Manual.

19.2. Confidentiality: The Parties agree that all of the data and information produced, obtained or developed as a result of the operations herein is considered strictly confidential during the following five (5) Calendar Years counted as of the end of the Calendar Year wherein they were produced, obtained, or developed; or until the termination of the Contract; or until the partial return of an area with regards to the information obtained from the returned area, whichever occurs first. Regarding interpretations based on data obtained as a result of the operations herein, this term shall be of twenty (20) Calendar Years counted as of the date of mandatory delivery to THE ANH; or until termination of this Contract; or until the partial return of an area with regards to the information obtained from the returned area, whichever occurs first. This regulation does not include information or data that the Parties must provide in compliance with the legal and regulatory provisions in force; or requested by its affiliates or by the regulations for any stock market in which THE

CONTRACTOR or its associates are registered. Nevertheless, the Party must inform the other Party of the delivery of said information. Restrictions to the release of information shall not interfere with the data and information supply from THE CONTRACTOR to interested companies in the event of an assignment of rights regarding the Contracted Area, as long as said companies execute the corresponding confidentiality agreement that complies with the provisions of this Clause. THE ANH agrees to refrain from divulging to third parties any data or information obtained as a result of the operations carried out by THE CONTRACTOR, except when necessary for compliance with any legal provision applicable to THE ANH, or for the correct performance of its functions. In any other case, THE ANH will require previous authorization from THE CONTRACTOR.

19.3. Information Rights: Upon completion of the confidentiality term established in the above Clause, it is understood that THE CONTRACTOR transfers to THE ANH all of its rights regarding said Data and their interpretations, without prejudice to the right of THE CONTRACTOR to use said information. As of this moment, THE ANH may freely make use of this information.

19.4. Informative Meetings: THE ANH may summon THE CONTRACTOR at any moment during the term of this Contract for informative meetings.

19.5. Semi-annual Executive Report: Apart from the information discussed in other Clauses herein, in the Data Supply Manual, and the information requested by Colombian law, THE CONTRACTOR shall provide THE ANH with the basic and summarized information on topics such as: marketability, reserves, real and projected production, Exploration, Assessment and Exploitation Operations carried out and estimated for the following Calendar Year, personnel, industrial security, environment and communities, national content in contracting, among others. The second semester report shall be the Annual Operations Report and the program to be carried out in the following Calendar Year. These reports shall be presented within the sixty (60) Calendar Days following the end of each calendar semester.

CLAUSE 20 — INSPECTION AND MONITORING

20.1. Visits to the Contracted Area: During the term of this Contract, THE ANH will be allowed to visit the Contracted Area, at its own risk, at any moment, and using the proceedings it considers necessary, in order to inspect and monitor the activities of THE CONTRACTOR and of the subcontractors directly related to this Contract, in order to confirm compliance herewith. THE ANH may likewise verify the accuracy of the received information. If the inspector detects errors or irregularities by THE CONTRACTOR, the inspector may make observations that must be answered to by THE CONTRACTOR in writing and within the period of time established by THE ANH.

THE CONTRACTOR shall provide THE ANH representative with transportation, lodging, food and other facilities at its own expense and under the same conditions as those provided for its own staff.

20.2. Delegation: THE ANH may delegate inspection and monitoring of the operations of the Contracted Area, in order to confirm that THE CONTRACTOR is abiding by the contractual obligations herein as well as Colombian law. The absence of inspection and monitoring activities by THE ANH does not exempt THE CONTRACTOR in any way from complying with the obligations of this Contract nor does it imply an abatement thereof.

CLAUSE 21 — INSURANCE

21.1. Insurance policies: THE CONTRACTOR will acquire the necessary insurance policies required by Colombian law and any other regular insurance according to the Good Oil Industry Practices. THE CONTRACTOR will likewise request each subcontractor who carries out any work for the development of this Contract, to obtain the insurance policies it considers necessary and to maintain them in force. The expenses that originate from contracting and maintaining these insurance policies in force will be covered by THE CONTRACTOR.

21.2. Policy for Compliance with Work Obligations: THE CONTRACTOR shall create an insurance policy that guarantees the payment of salaries, service provision, indemnifications, and other work-related amounts owed for possible law suits originating from claims from personnel hired by THE CONTRACTOR acting as their sole and true employer. The term of the policy will not be less than three (3) Years counted as of the termination date of this Contract and the insured value shall be equal to ten percent (10%) of the budget of THE CONTRACTOR allocated for the execution of this Contract during the year previous to its termination.

CLAUSE 22 — GUARANTEES

22.1. Purpose of the Guarantees: THE CONTRACTOR shall furnish guarantees in favor of THE ANH in the manner, terms, and conditions provided in the Contract, which shall ensure compliance and the correct performance of all of the obligations for each phase of the Exploration Period and of the Subsequent Exploration Program, if such is the case, and of all other activities inherent in said obligations. Under no circumstances will this guarantee have the nature of a penalty clause.

22.2. Form of the Guarantee: THE CONTRACTOR shall establish, at its own expense, one or more “stand by” letter of credits, of an unconditional and irrevocable nature and payable upon presentation, with a bank or a financial institution legally established in Colombia, or any other instrument or institution previously accepted by THE ANH.

22.3. Guarantee Delivery: THE CONTRACTOR shall deliver to THE ANH the guarantees mentioned in this Clause, in accordance with the essential terms of the format contained in Schedule C hereof, no less than eight (8) Calendar Days in advance of the starting date of each phase of the Exploration Period or of the Subsequent Exploration Program, according to the case. THE CONTRACTOR shall deliver the guarantee for the initial phase within the fifteen (15) Calendar Days following the signing of the Contract. If THE CONTRACTOR is not able to present the guarantees to THE ANH within the stipulated term for duly evidenced reasons beyond its control, THE CONTRACTOR may postpone the delivery date. If THE CONTRACTOR does not deliver the guarantees according to the established terms, said omission shall be considered grounds for non-compliance with the Contract.

22.4. Value of the Guarantees: THE CONTRACTOR shall furnish the guarantees corresponding to each phase of the Exploration Period or of the Subsequent Exploration Program accordingly, for ten percent (10%) of the budget of the phase of the Minimum Exploration Program or of the Subsequent Exploration Program respectively, denominated in dollars of the United States of America and payable in Colombian pesos. Under no circumstance will the value of the guarantee for each phase be less than one hundred thousand dollars of the United States of America (USD 100.000) or more than three million dollars of the United States of America (USD 3.000.000).

22.5. Duration of the Guarantees: Each and every one of the guarantees shall have a period equal to the term of the phase whose obligations they guarantee plus three (3) Months. In case of an extension, the guarantees shall likewise be extended or replaced by other guarantees for the same value and with a minimum duration equal to the duration of the extension plus three (3) more Months.

22.6. Rejection of Guarantees: THE ANH will reject the guarantees furnished by THE CONTRACTOR if these do not meet the requirements established in this Clause.  THE ANH shall have one (1) Month, as of the date of receipt discussed in subsection 22.3, to notify THE CONTRACTOR of its rejection and to return the presented guarantees. THE CONTRACTOR shall have eight (8) Calendar Days as of said notification to correct the guarantee. If the guarantee is not corrected, the rejected guarantees will be understood as not delivered for purposes of the provisions of subsection 22.3.

22.7. Enforceability of the Guarantees: THE ANH will enforce the guarantees whenever THE CONTRACTOR breaches any of the guaranteed obligations, without prejudice to the fulfillment of the remaining contractual obligations. Payment of the standby letter of credit(s) does not exonerate THE CONTRACTOR from its obligation to indemnify the damages caused by its default. THE ANH reserves the right to resort to the mechanisms for resolution of controversies when the value of the guarantee does not cover the indemnification amount.

CLAUSE 23 — SUBCONTRACTORS, PERSONNEL AND TECHNOLOGY TRANSFER

23.1. Subcontractors: In order to carry out the operations discussed in this Contract, THE CONTRACTOR may execute contracts to obtain services and assets, either nationally or internationally, abiding by Colombian law, and at its own risk and expense. THE CONTRACTOR must include in the subcontracts the stipulations that require subcontractors to abide by Colombian legislation and by the provisions of this Contract.

23.2. Contractor and Subcontractor Lists: THE CONTRACTOR shall keep an updated record of all the work, service, and supplies contracts, which shall be available to THE ANH whenever it requires. The record must specify, at least, the name of the supplier, contractor or subcontractor, the purpose, the value and the duration of the Contract.

23.3. Domestic Component: THE CONTRACTOR will make an effort to give priority to domestic bidders with assets and services of a domestic origin, with equal competitive conditions for quality, opportunity and price.

23.4. Personnel: For all legal purposes, THE CONTRACTOR shall act as the sole employer of the workers it hires to develop the activities of this Contract and, as a result, THE CONTRACTOR will be liable for the labor obligations that arise from the respective relations or employment contracts, such as payment of salaries and fringe benefits, payroll taxes, pension, health, and professional risk contributions and affiliation fees to the Integral Social Security Systems in accordance with the law. THE CONTRACTOR shall train Colombian personnel adequately and diligently in order to replace foreign personnel that THE CONTRACTOR considers necessary for the execution of the operations herein. In any case, THE CONTRACTOR shall comply with the legal provisions that regulate the proportion of national and foreign employees and workers.

23.5. Technology Transfer. Obligation to carry out research, training, education and support programs for the scholarship program of THE ANH:

For purposes of supporting institutional and sector strengthening, THE CONTRACTOR agrees to carry out research, training, and education programs at its own expense, and to support the scholarship program of THE ANH, whose objectives, terms, conditions, and beneficiaries will be determined by THE ANH during the course of this Contract.

All expenses for the research, training and education programs as well as for supporting the scholarship program of THE ANH, up to the limit established in this Clause, except for work programs carried out to comply with the affirmative covenant in this Clause, shall be assumed entirely by THE CONTRACTOR. Under no circumstances will THE CONTRACTOR bear the work expenses derived from the research, training, education and scholarship beneficiaries.

In order to comply with the affirmative covenant provided in this Clause, THE CONTRACTOR agrees to carry out and pay for research, training, and education programs, as well as for the scholarship program of THE ANH in each phase of the Exploration period and the corresponding extensions, for up to twenty-five percent (25%) of the amount resulting from the multiplication of the number of hectares and the fraction of hectares of the Contracted Area by the amount shown in the table defined in Clause 16 (subsection 16.1.1). This calculation shall be made at the beginning of each phase, including the first one.

With respect to the Exploitation Areas, the affirmative covenant provided in this Clause shall be calculated for up to ten percent (10%) of the amount of the fee for the use of the subsoil discussed in Clause 16 (subsection 16.1.2) for each Calendar Year.

Under no circumstance will THE CONTRACTOR pay an affirmative covenant pursuant to this Clause for a value greater than one hundred thousand dollars of the United States of America (USD 100,000) per phase or per Calendar Year, as the case may be. The covenant shall be paid within the Month following commencement of the respective phase or per Calendar Year, as the case may be, according to the calculation that THE ANH has made for this purpose.

Compliance with the affirmative covenant provided in this Clause shall be made by THE CONTRACTOR through a third party designated by THE ANH.

For purposes of this Contract, THE CONTRACTOR may comply by adhering as trustor to the payment and administration autonomous capital created for this function at the Financiera Energética Nacional —FEN-.

CLAUSE 24 — OPERATOR

24.1. Without prejudice to the fulfillment of operations directly, THE CONTRACTOR may hire a third party to act as operator, as long as said third party has experience, proficiency and financial stability. In these cases, the naming of a third party as operator will require definitive approval by THE ANH.

24.2. If THE CONTRACTOR is a group made up of two or more companies, it must indicate which one will act as operator.

24.3. THE CONTRACTOR must request previous authorization by THE ANH, for cases where more than two different operators at the same time are required, according to this Contract.

24.4. If the operator decides to quit, it must notify of its decision no less than ninety (90) Calendar Days in advance.

24.5. If the operator is a third party and THE ANH becomes aware that it has carried out negligent behavior or behavior contrary to the Good Oil Industry Practices regarding compliance with the obligations herein, THE ANH must notify THE CONTRACTOR, who shall have ninety (90) Calendar Days counted as of the request to exercise the corrective measures for the case. If said behavior continues after the mentioned term has expired, THE ANH shall request THE CONTRACTOR to change the operator.

CLAUSE 25 — ASSIGNMENT RIGHTS

25.1. Right: THE CONTRACTOR has the right to assign or transfer, in whole or in part, its interests, rights, and/or obligations granted by this Contract, having obtained previous written authorization from THE ANH, to another company, consortium, or temporary association who has the financial standing, technical competence, professional skills and legal capacity required to work in Colombia.

25.2. Procedure: To this end, THE CONTRACTOR will file a written request with THE ANH indicating the essential elements of the negotiation, such as the name of the possible assignee, the information regarding their legal personality, financial standing, and technical and operational capacity, the value of the fees and obligations to be assigned, the scope of the operation, etc. Within the sixty (60) business days following receipt of the request presented in its totality, THE ANH shall exercise its discretionary power to analyze the information submitted by THE CONTRACTOR, after which it shall make its decision without having to provide reasons thereto. In case any of the companies that make up the group of THE CONTRACTOR undergoes fusion, separation, takeover, or associative transformations of any other nature, it will suffice to inform THE ANH in a timely manner, without prejudice to the information that may be required by other Colombian authorities. THE ANH reserves the right to assess the new conditions provided by THE CONTRACTOR or by any of the companies that make it up, with regards to financial capacity, technical competence, professional skills, and legal personality necessary to act and may require the furnishing of guarantees.

Paragraph: When the assignments occur in favor of companies that control or direct THE CONTRACTOR, any of the companies that form it, or their affiliates or subsidiaries, or among companies that form the same economic group, said assignment will be considered accepted by THE ANH if the latter does not issue a statement during the given term.

CLAUSE 26 — INDEMNITY

THE CONTRACTOR shall indemnify, defend, and keep THE ANH indemnified, as well as its employees and property, for any claim or suit brought by THE CONTRACTOR, its directors, agents, personnel, employees and representatives, derived from actions or omissions during the development and execution of this Contract. THE CONTRACTOR shall be solely responsible for damages or losses caused to third parties by actions or omissions from THE CONTRACTOR, its directors, agents, personnel, employees and representatives, during the development and execution of this Contract.

CLAUSE 27 — FORCE MAJEURE AND THIRD PARTY ACTS

27.1. Definitions: For purposes of this Contract, Force Majeure means an unforeseeable event that cannot be resisted, such as a law, an authority act, a flood or earthquake, etc.; and Third Party Acts means the unavoidable, judicially beyond control of the Party that puts it forward, such as a war, a malicious act by a third party, etc. For purposes of this Contract, both Force Majeure as well as Third Party Acts will be considered reasons for exemption from liability and will suspend compliance with non-financial obligations that have been affected by these circumstances, as long as they are an external cause, and the party receiving the notification accepts the unforeseeable or unavoidable nature of the event claimed.

Paragraph: For purposes of this Contract, the rainy season and the environmental license proceedings will not be grounds for exoneration by force majeure or act of god with respect to the drilling obligations, as those situations are foreseeable by THE CONTRACTOR.

27.2. Suspension: Compliance with the obligations of this Contract will be suspended for the time during which either of the Parties is unable to fulfill them, in whole or in part, for reasons of Force Majeure or Unavoidable Third Party Acts. When either of the Parties is affected by said circumstances, it shall notify the other Party within the following fifteen (15) Calendar Days, invoking this Clause and providing the appropriate justifications that specify the causes for said impediment, the way in which these affect fulfillment of the corresponding obligation, the estimated duration of the suspension of activities, and any other information that may demonstrate the event that occurred and its unavoidability.

27.3. Acceptance: Within the fifteen Calendar Days following receipt of the notification, the non-affected Party shall reply, in writing, whether it accepts the reason for exemption of liability. The periods for fulfillment of the affected obligations will be suspended upon acceptance. In this case, the suspension shall come into effect as of the moment on which the Force Majeure act occurred. If the non-affected party does not reply within said period, the reason for exemption of liability will be understood as accepted and compliance with the affected obligation will be suspended. Said suspension will only interrupt the affected obligations.

27.4. Resumption of activities: The Party affected by the reason for the exemption of liability shall resume performance of the suspended obligations within the Month following the cessation of the event that triggered the suspension. In which case, it shall inform the other Party within the following fifteen (15) Calendar Days. The Party that must comply with the obligation will make its best effort to comply with it following the terms and conditions agreed upon by the Parties.

27.5. Effects on duration: If the suspension hinders performance of any of the Exploitation Operations of any of the phases in the Minimum Exploration Program or in the Subsequent Exploration Program, and said hindrance lasts for more than two (2) consecutive Months, THE ANH shall restore the contractual term with a term equal to the duration of the hindrance, without prejudice to the extension of the existing guarantee or to a new guarantee that THE CONTRACTOR must produce, in accordance with the terms of Clause 22.

CLAUSE 28 — RESOLUTION OF CONTROVERSIES BETWEEN THE PARTIES

28.1. Executive Instance: Any difference or disagreement that may arise during the execution of and with relation to the Contract shall be resolved by the agents of the Parties authorized for said purpose. If the disagreement has not been settled within a period of thirty (30) Calendar Days counted as of the written notice, the issue shall be presented before the highest executive residing on Colombia of each of the Parties, in order to seek a joint solution. If the Parties reach an agreement or make a decision regarding the issue in question within the thirty (30) Calendar Days following the date on which one of the Parties requested the other to present the disagreement before the aforementioned executives, said agreement or decision shall be signed and executed within the fifteen (15) Calendar Days following the date on which the agreement was reached.

28.2. Arbitration and Expert Testimony Instance: If the highest executives of the Parties do not reach an agreement or make a decision within the aforementioned thirty (30) days, or if they do not sign or execute the agreement within the aforementioned fifteen (15) days, either party may make use of the mechanisms provided in items 28.2.1, 29.2.2, and/or 28.2.4, as the case may be, in the following manner:

28.2.1. Technical Expert Opinion: If the issue involves a technical disagreement, it shall be subject to an expert advisory opinion chosen as follows: one expert from each Party and a third expert chosen by the two primary experts and, if there is a disagreement between them, and at the request of either Party, said third expert will be appointed by the professional association that deals with the issue in question, or the like, who acts as technical consultant for the National Government with head offices in Bogota.

Once the experts have been chosen:

a)                                     The experts will give their opinion within thirty (30) Days as of the date of their designation. The experts will indicate the time and place where they will receive information from the Parties.  If the experts consider it necessary, the Parties may request an extension on the initial period:

b)                                     The Parties will deliver all of the pertinent information that the experts consider necessary;

c)                                      The Parties will focus on and define the issues subject to expertise;

d)                                     The costs and expenses of the technical experts will be paid by the Parties in equal amounts; and

e)                                      The final decision will be made by a majority and will be binding for the Parties with the effects of a settlement.

28.2.2. Accounting Expert Opinion: If the issue involves an accounting disagreement, it will be subject to the opinion of experts who must be qualified public accountants chosen as follows: one expert from each Party and a third expert chosen by the two primary experts and, if there is a disagreement between them, and at the request of either Party, said third expert will be appointed by the Central Board of Accountants of Bogota (Junta Central de Contadores de Bogotá). Once said experts have been appointed, the process shall proceed as stipulated in items a) through e) above.

28.2.3. Controversy regarding the nature of the issue: In case the Parties disagree on the nature of the technical, accounting or legal controversy, it shall be considered of a legal nature.

28.2.4. Arbitration: Any disagreement or controversy derived from or related to this Contract, which is not a technical or accounting disagreement, shall be resolved by arbitration. The Arbitral Tribunal shall be made up of three (3) arbitrators appointed by both Parties by common consent. If the Parties do not reach an agreement on the designation of arbitrators, upon submittal of a request by either Party, the arbitrators shall be appointed by the Center for Commercial Arbitration and Conciliation of the Chamber of Commerce of Bogota, D.C. In any case, the arbitrators shall have a qualified experience of more than five (5) years regarding oil industry issues. The Tribunal shall be governed by the relevant Colombian legislation in force and its decision shall be at law. The arbitration will be carried out in Spanish.

28.2.5. Exclusion: In accordance with the provisions of Clause 4 herein (subsection 4.3.2 — Paragraph), a lack of agreement between the Parties for the extension of the Exploitation Period of each Exploitation Area shall not be grounds for disagreement and will not be subject to the procedures established in this Clause.

CLAUSE 29 — TERMINATION

29.1 Grounds for Termination: This Contract as well as all of the rights of THE CONTRACTOR will be terminated in any of the following cases:

a)                                     Upon expiry of the Exploration Period if THE CONTRACTOR has not made a Discovery;

b)                                     Upon expiry of the Exploitation Period. In this case, the effects of the Contract regarding the Exploitation Area where the Exploitation Period has ended will also end;

c)                                      Upon renouncement of THE CONTRACTOR during the Exploration Period, in the cases provided in Clause 4 (subsection 4.2.1);

d)                                     Upon relinquishment by THE CONTRACTOR during any moment of the Exploitation Period;

e)                                      At any moment by mutual agreement between the Parties;

f)                                       Upon declaration of non-compliance by THE CONTRACTOR;

g)                                     As a result of any of the grounds for Unilateral Termination provided in this Contract;

h)                                     As a result of grounds for termination or expiry established by the Law.

In the cases provided in items f), g), and h), THE ANH shall make the guarantee discussed in Clause 22 effective, without prejudice to any remedy or action it decides to file.

29.2. Grounds for Termination by Non-compliance: The following are grounds for termination for non-compliance:

a)                                     Assigning this Contract, in whole or in part, without complying with the stipulations of Clause 25;

b)                                     Suspending Exploration Operations without justification for more than six (6) continuous months within a same phase;

c)                                      Suspending Assessment and/or Exploitation operations without justification for a period of more than half the period of the Assessment Program in any given Assessment Area, or for six (6) continuous months in an Exploitation Area;

d)                                     Take wrongful advantage of resources and minerals that are not included in this Contract;

e)                                      Omitting the timely delivery of technical data originating from the Exploration, Assessment, Development, or Production Operations, thus hindering the ability of THE ANH to carry out its functions properly;

f)                                       Failing to comply with the delivery of guarantees in accordance with the provisions of Clause 22 (subsection 22.3);

g)                                     Failing to comply, without justification, with any other obligation contracted by THE CONTRACTOR by virtue and related to the purpose of this Contract.

29.3. Procedure for Declaration of Non-compliance: If any of the grounds for non-compliance occur, THE ANH may terminate this Contract sixty (60) Calendar Days as of the date on which THE ANH presents a request in writing to THE CONTRACTOR, indicating the grounds for the declaration of non-compliance, provided THE CONTRACTOR has not presented satisfactory explanations to THE ANH within the twenty (20) Business Days following the date of receipt of the request, or if THE CONTRACTOR has not corrected the reason for non-compliance with the Contract within a period of sixty (60) Days. If THE CONTRACTOR presents satisfactory explanations to THE ANH within the period of twenty (20) Business days mentioned above, and the remaining period of sixty (60) Calendar Days is insufficient to comply with the pending obligations, THE ANH may grant an additional period to allow said compliance and it will demand that THE CONTRACTOR present the necessary guarantees for the additional period plus three (3) Months, within three (3) business days following receipt of the communication in which THE ANH grants the additional period. If the necessary corrective measures have not yet been taken at the expiry of the additional period, THE ANH shall declare non-compliance and the termination of this Contract. It is understood that the period for compliance with pending obligations considered in this subsection does not constitute, in any case, an extension of the period agreed for execution of the Minimum Exploration Program of any phase in progress, nor does it modify the periods for the phases following the Exploration Period.

29.4. Unilateral Grounds for Termination: THE ANH may unilaterally declare termination of this Contract in the following cases:

a)                                     By reason of a liquidation process of THE CONTRACTOR, if it is a legal entity.

b)                                     By reason of judicial attachment of THE CONTRACTOR that gravely affects compliance with the Contract.

If THE CONTRACTOR is made up of more than one legal entities and/or natural persons, the grounds for termination in the items above shall be enforced only when these gravely affect compliance with the Contract.

Paragraph: Regarding each phase where there is an obligation to drill a Wildcat Well or Wells, THE CONTRACTOR shall file the relevant requests before the Ministry of the Environment, Housing and Territorial Development, to obtain the corresponding environmental license within ninety (90) Calendar Days, at the latest, following commencement of the corresponding phase. Non-fulfillment by THE CONTRACTOR of this obligation shall be grounds for termination by reason of non-compliance with the terms of Clause 29 (section 29.2, sub-section (g)).

29.5. Mandatory clauses: THE ANH shall declare this Contract effectively terminated, expired, or liquidated upon the occurrence of the clauses enacted by the rule of law, such as those provided in Law 418 of 1997 and subsequently extended and amended by Laws 548 of 1999 and 782 of 2002, or in Law 40 of 1993, or in the laws that substitute or amend them.

29.6. Subsequent Obligations: Upon termination of this Contract on any grounds and at any moment, the Parties are obligated to comply in a satisfactory manner with their mutual legal obligations as well as with the obligations towards third parties and contracted herein. This shall include assuming responsibility for losses and damages arising after the Contract has been unilaterally terminated, and there will be indemnifications and compensations of a legal nature for reasons attributable to THE CONTRACTOR.

CLAUSE 30 — ENVIRONMENT

30.1. THE CONTRACTOR shall pay special attention to protection of the environment and to compliance with the applicable regulations in these matters. It shall likewise adopt and carry out specific contingency plans to attend to emergencies and repair damages, in the most efficient and timely manner.

30.2. THE CONTRACTOR shall inform THE ANH semiannually on the environmental aspects of the Operations that are being conducted, on the application of preventive plans and contingency plans, and on the status of any steps taken before the competent environmental authorities in the matter of permits, authorizations, concessions or licenses, as the case may be.

In those phases of the Contract involving activities whose performance is subject to the granting of environmental licenses, permits, concessions or authorizations, THE CONTRACTOR shall commence, before the competent authorities and within ninety (90) Calendar Days following the start of the relevant phase, all steps required for such purpose.

Non-observance by THE CONTRACTOR of the period established in this subsection, or its lack of diligence in the relevant procedures, shall prevent it from invoking before THE ANH delays in obtaining the licenses, permits, concessions or authorizations as grounds to request an extension or suspension of the obligations related to the relevant phase.

30.3. When any activity or Exploration Operation requires environmental permits, authorizations, concessions or licenses, THE CONTRACTOR shall abstain from carrying them out unless and until it obtains said permits, authorizations, concessions or licenses.

30.4. Without the approval of the environmental impact studies and the issuance of the corresponding environmental licenses or other requirements, THE CONTRACTOR may not commence Exploitation.

30.5. The non-performance of any of the obligations referred to in subsections 30.1, 30.2, 30.3 and 30.4 is grounds for termination due to breach of the terms of Clause 29 (subsection 29.2, sub-item (g)).

CLAUSE 31 — ABANDONMENT

31.1. Abandonment: Without prejudice to the provisions of subsection 4.3.4 of this Contract, in all cases where there is to be a return of areas, both inland and offshore, THE CONTRACTOR shall schedule and carry out all Abandonment activities, in accordance with Colombian law and observing Good Oil Industry Practices.

31.2. Return of Exploration Areas and Assessment Areas: Within sixty (60) days following the date on which the return of Exploration Areas or Assessment Areas is to take place, THE CONTRACTOR shall carry out an Abandonment program, to the satisfaction of THE ANH and other competent authorities.

31.3. In Exploitation Areas: The Exploitation Plan of each Exploitation Area shall include the relevant Abandonment program. In addition, in the updates to the Exploitation Plan referred to in subsection 9.4, THE CONTRACTOR shall make the necessary adjustments to the Abandonment program.

31.4. Abandonment Fund:

31.4.1. Creation: At the end of the first Calendar Year of the Month in which THE CONTRACTOR began commercial and regular production of Hydrocarbons in any Exploitation Area, and from that moment on, THE CONTRACTOR shall keep in its accounts a special record called Abandonment Fund and, to guarantee the availability of the necessary financial resources to carry out the Abandonment program mentioned in the preceding subsection, THE CONTRACTOR shall establish a fiduciary mandate, a bank guarantee, or another instrument accepted by THE ANH. In either case the terms and conditions of the instrument agreed upon shall be determined by the Parties within the year immediately preceding the date on which the Abandonment Fund is to be established. In the event that no agreement is reached, THE CONTRACTOR must still furnish a bank guarantee upon the terms of this Clause.

31.4.2 Value of the Abandonment Fund: The value of the Abandonment Fund at the end of each Calendar Year shall be that resulting from applying the following formula:

AMA = (PAH ÷ RIH)2 x CAB

where:

AMA                       is the value of the Abandonment Fund that THE CONTRACTOR must record for each Exploitation Area, at the end of each Calendar Year.

PAH                          is the cumulative volume of Hydrocarbons produced from each Exploitation Area, from the start of its production until December 31 of the Year for which this calculation is made.

RIH                            are the proven Hydrocarbon reserves of each Exploitation Area, expressed in Barrels of Liquid Hydrocarbons, in accordance with the Exploitation Plan and its updates. This value includes the cumulative production (PAH) plus the remaining proven reserves.

CAB                          is the updated estimated cost of the Abandonment operations of each Exploitation Area. In the case of annual adjustments, the CAB will be reduced by the value of the already executed Abandonment costs.

All Hydrocarbon production and reserve calculations referred to above (PAH and RIH) shall be made in Barrels of Liquid Hydrocarbons. Therefore the Parties agree that for purposes of making the relevant conversion, five thousand seven hundred (5,700) cubic feet of gas, at Standard Conditions, are equivalent to one (1) Barrel of Liquid Hydrocarbons.

The variables of the formula shall be reviewed and updated annually by THE CONTRACTOR, based on the actual disbursements of the Abandonment activities carried out and the Hydrocarbon production and reserve volumes.

Paragraph: For purposes of this Clause, Proven Reserves are the amount of Hydrocarbons which, based on the geological and engineering analyses, THE CONTRACTOR deems with reasonable certainty can be commercially recoverable, as of a specified date, based on the known reservoirs and in accordance with economic conditions, operating methods and the prevailing regulatory framework at the time of the calculation.

31.5. Compliance with the obligations referred to in this Clause does not exempt THE CONTRACTOR from its obligation to carry out at its own expense and risk all Abandonment operations in each Exploitation Area.

CLAUSE 32 — CONTRACTUAL DOMICILE AND GOVERNING LAW

For all purposes of this Contract, the Parties fix the city of Bogota, D.C., Republic of Colombia as their domicile. This Contract is governed in all its parts by Colombian law and THE CONTRACTOR waives any attempt at a diplomatic claim in all matters related to its rights and obligations arising from this Contract, except in case of denial of justice. It is understood that there will be no denial of justice when THE CONTRACTOR has had access to all resources and means of action that are in order in accordance with Colombian law.

CLAUSE 33 — SPOKESPERSON

Without prejudice to the rights which THE CONTRACTOR may legally have, derived from legal provisions or from the Clauses of this Contract, THE ANH shall be the spokesperson for THE CONTRACTOR with respect to the Colombian authorities in all matters related to the activities conducted under this Contract, whenever it is required to do so, and shall provide the officers and government entities with all data and reports that may be legally required. THE CONTRACTOR will be required to prepare and furnished to THE ANH the relevant reports. The expenses incurred by THE ANH to attend to any matter referred to in this Clause, shall charged to THE CONTRACTOR, and when said expenses exceed five thousand dollars of the United States of America (USD$5,000) or their equivalent in Colombian currency, the prior approval of THE CONTRACTOR will be required. The Parties declare, for any relationship with third parties, that neither what is established in this Clause nor elsewhere in the Contract, implies the granting of a general power-of-attorney nor that the Parties have established a civil or commercial partnership or any other relationship under which either Party may be considered jointly and severally liable for the acts or omissions of the other Party or as having the authority or mandate which may compromise the other Party with respect to any obligation. This Contract relates to activities within the territory of the Republic of Colombia.

CLAUSE 34 - PAYMENTS AND CURRENCY

34.1. Currency: All payments to be made by THE CONTRACTOR in favor of THE ANH, by virtue of this Contract, shall be made in dollars of the United States of America, when the exchange regulations allow it, or in Colombian pesos and at the bank designated by THE ANH for such purpose. THE CONTRACTOR may make payments in foreign currency, when so permitted by the exchange regulations and upon previous authorization by THE ANH.

34.2. Exchange Rate:  When it is necessary to convert dollars of the United States of America into Colombian pesos, the market reference exchange rate certified by the Banking Superintendence, or the entity acting in its stead, applicable to the date of payment, shall be used.

34.3. Default Interest: If the payments to be made by THE CONTRACTOR in favor of THE ANH, by virtue of this Contract, are not made upon the established terms, THE CONTRACTOR shall pay Default Interest at the maximum legal rate permitted.

CLAUSE 35 — TAXES

THE CONTRACTOR will be subject to Colombian tax legislation.

CLAUSE 36 — NOTICES AND COMMUNICATIONS

36.1. Domicile for Notices and Communications: Notices and communications between the Parties shall be sent to the representatives of the Parties, to the domicile registered for legal notices which, as of the date of execution of this Contract are:

For THE ANH: Calle 99 No. 9 A 54, Torre 3, Of. 1401. Bogota D.C., Colombia

For THE CONTRACTOR: Calle 113 No. 7-21. Torre A Of. 812. Bogota D.C., Colombia.

36.2. Change: Any change in the person of the representative or in the domicile indicated above must be officially reported to the other Party within five (5) Days following its occurrence.

36.3. Effectiveness: Communications between the Parties in connection with this Contract shall be effective upon receipt by the Party to which they were addressed at the domiciles indicated above and in any case when they have been delivered at the domicile for legal notices registered with the Chamber of Commerce.

CLAUSE 37 — EXTERNAL COMMUNICATIONS

Whenever THE CONTRACTOR must issue public statements, announcements or communications with respect to this Contract regarding information that might affect the normal development of this Contract, THE CONTRACTOR shall request prior written authorization from THE ANH. In any event, external communications regarding Discoveries made, Discoveries declared or to be declared commercial, and volume of Hydrocarbon reserves must be authorized by THE ANH.

CLAUSE 38 — LANGUAGE

For all purposes and actions related to this Contract the official language is Spanish.

CLAUSE 39 — CONTRACT DOCUMENTS

The following documents are an integral part of this Contract:

1.  Schedule A (Boundaries and map)

2.  Schedule B (Minimum Exploration Program)

3.  Schedule C (Model Letter of credit)

CLAUSE 40 — FORMALIZATION

This Contract will be formalized through its signing by the Parties.

In witness whereof, this Contract is signed in Bogotá on the sixteenth (16th) day of April of the year two thousand eight (2008), in two original copies bearing the same weight.

AGENCIA NACIONAL DE HIDROCARBUROS

/s/ JOSÉ ARMANDO ZAMORA REYES

JOSÉ ARMANDO ZAMORA REYES

DIRECTOR GENERAL

HUPECOL CARACARA LLC

/s/ MARCELA VACA TORRES

MARCELA VACA TORRES

LEGAL REPRESENTATIVE

SCHEDULE A

CONTRACTED AREA

SCHEDULE TO THE EXPLORATION AND PRODUCTION CONTRACT FOR “LA CUERVA” BLOCK

The block described below has a total area of nineteen thousand four hundred and five (19,405) hectares and six thousand eight hundred and sixty-seven (6,867) square meters. The cartographic information was taken from the Colombian Political Map, digital file from IGAC (Agustin Codazzi Geological Institute) at a scale of 1:1,500,000.

LA CUERVA BLOCK

The polygon formed by the vertices listed below has an area of nineteen thousand four hundred and five (19,405) hectares and six thousand eight hundred and sixty-seven (6,867) square meters and it is located within the municipal jurisdiction of Paz de Ariporo in the Department of Casanare. This Area is described below and shown in the map labeled “Exhibit A” which forms an integral part of this Contract, as well as the corresponding charts; the reference point used is Geodesic Vertex “GPS-D-AR-014” of the Agustin Codazzi Geological Institute, whose GAUSS flat coordinates originating in Bogota, MAGNA-SIRGAS datum are: E: 1,367,881.722 meters, N: 1,277,133.934 meters, which correspond to MAGNA-SIRGAS datum geographical coordinates Latitude 7º 5’ 25,131” North of the Equator, Longitude 70º 44’ 57,486” West of Greenwich.

Point A:

From said vertex, proceed in a direction S 1º 47’ 12.874” E, for a distance of 149745.772 meters until reaching point A, which coordinates are N: 1127460.982 meters, E: 1372551,154 meters.

Point B:

From that point, proceed in a direction S 89º 59’ 59,366” E, for a distance of 1561546 meters until reaching point B, whose coordinates are: N: 1127460,934 meters, E: 1388166.614 meters. The entire length of the “A-B” line borders the AGUA VERDE section operated by CEPCOLSA.

Point C

From that point, proceed in a direction S 0º 0’ 0,714” W, for a distance of 5781,488 meters until reaching point C, whose coordinates are: N: 1121679,446 meters, E: 1388166.594 meters. The entire length of the “B-C” line borders the AGUA VERDE section operated by CEPCOLSA.

Point D

From that point, proceed in a direction S 44º 49’ 14,871” W, for a distance of 6130,693 meters until reaching point E, whose coordinates are: N: 1112135,157 meters, E: 1372551,111 meters. The entire length of the “A-B” line borders the AGUA VERDE section operated by CEPCOLSA.

From that point, proceed in a direction N 0º 0’ 0,579” E, for a distance of 15325,825 meters until reaching A, the starting and finishing point for the demarcation. The entire length of the “E-A” line borders the AGUA VERDE section operated by CEPCOLSA.

AREAS, DIRECTION AND DISTANCE CALCULATION FROM GAUSS COORDINATES WITH ORIGIN IN BOGOTA, MAGNA-SIRGAS DATUM

Data and Results Table for LA CUERVA Block

Municipal Jurisdiction of Paz de Ariporo in the Department of Casanare

	FLAT COORDINATES
Point	NORTH	EAST	Distance	Dif. North	Dif. East	DIRECTION
VERT	1,277,133.934	1,367,881.722
			149,745.772	-149,672.95	4,669.43	S 1º 47’ 12.874” E
A	1,127,460.982	1,372,551.154
			15,615.460	-0.05	15,615.46	S 89º 59’ 59.366” E
B	1,127,460.934	1,388,166.614
			5,781.488	-5,781.49	-0.02	S 0º 0’ 0.714” W
C	1,121,679.446	1,388,166.594
			13,455.669	-9,544.31	-9,484.79	S 44º 49’ 14.871” W
D	1,112,135.139	1,378,681.804
			6,130.693	0.02	-6,130.69	N 89º 59’ 59.394” W
E	1,112,135.157	1,372,551.111
			15,325.825	15,325.83	0.04	N 0º 0’ 0.579” E
A	1,127,460.982	1,372,551.154

AREA OF THE POLYGON (Ha): 19,405.6867

EXHIBIT A

1300000
1350000
1400000
1450000
1250000
1200000
1150000
GEODESIC VERTEX GPS-D-AR-013 I.G.A.C
GAUSS COORDINATES WITH ORIGIN BOGOTA
N: 1277133.934
E: 1367881.722
GEOGRAPHIC COORDINATES MAGNA SIRGAS DATUM
LAT: 7°5'25.131"N
LON: 70°44'57.486"W
LA CUERVA BLOCK
DESCRIBED IN SCHEDULE -A-
DATUM
MAGNA-SIRGAS
SPHEROID
WGS84
PROJECTION
TRANSVERSE MERCATOR
FALSE EASTING
1,000,000
FALSE NORTHING
1,000,000
CENTRAL MERIDIAN
-74.077608
LATITUDE OF ORIGIN
4.5962
N
W
E
S
PAZ DE ARIPORO
CASANARE
VICHADA
LA PRIMAVERA
TRINIDAD
A
B
C
D
E
AREA OF BLOCK: 19,405.69 Ha

SCHEDULE B - MINIMUM EXPLORATION PROGRAM

SCHEDULE TO THE EXPLORATION AND PRODUCTION CONTRACT FOR “LA CUERVA” BLOCK

THE CONTRACTOR agrees to carry out, as a minimum, the following Exploration Program:

Phase 1

Duration: Fifteen (15) months

Minimum Exploration Activities:

1.                                      Acquisition, processing, and interpretation of seventy-nine (79) Km(2) of new seismic 3D.

2.                                      Drilling 2 (two) Wildcat Wells of a minimum depth of four thousand (4000) feet.

3.                                      Environmental Licensing

Phase 2 to 6

Duration: Twelve (12) months each

Minimum Exploration Activities:

1.                                      Drilling one (1) Wildcat Well per phase of a minimum depth of four thousand (4000) feet.

NB: It is understood that this exploration program is designed to search exclusively for Conventional Hydrocarbons. It does not include any activity related to Carbon Associated Methane Gas, a hydrocarbon whose exploration licenses are currently suspended pursuant to Agreement 042 of November 29, 2006, issued by the Directive Counsel of THE ANH.

SCHEDULE C — LETTER OF CREDIT MODEL

SCHEDULE TO THE EXPLORATION AND PRODUCTION CONTRACT FOR “LA CUERVA” BLOCK

LETTER OF CREDIT NO.	:

PLACE AND DATE OF ISSUANCE	:

EXPIRY DATE	: (Corresponds to the duration of the respective phase plus three (3) months)

NOMINAL VALUE	: (US$ )

ISSUING BANK	: [Name of the Issuing Bank ]

BENEFICIARY	: Agencia Nacional de Hidrocarburos - ANH

ORDER PLACED BY	: [Name of the Company]

NAME OF CONTRACT	:

We hereby notify you that for account and by order of [ Name of the Company ], hereinafter THE CONTRACTOR, we have issued this irrevocable standby letter of credit in your favor, for the amount in Colombian pesos resulting from the market representative exchange rate at the date on which the non-compliance communication provided below was sent to us, for the sum of                 dollars of the United States of America (US$             ), in order to guarantee compliance and the correct execution of any or all obligations of Phase          of the Exploration Period, which has a duration of                      and all other activities inherent in said obligations arising from HYDROCARBON EXPLORATION AND PRODUCTION CONTRACT xxxxxxxxxxxx signed between THE CONTRACTOR and THE ANH on the          day of                 , hereinafter THE CONTRACT.

It is understood that the responsibility of [Name of Issuing Bank] derived from this standby letter of credit is limited solely and exclusively to the amount in Colombian lawful currency mentioned above.

In case of non-compliance by THE CONTRACTOR with all or any of the obligations and other activities inherent in said obligations derived from THE CONTRACT, mentioned in the first paragraph of this standby letter of credit, hereinafter the GUARANTEED OBLIGATIONS, the Beneficiary shall notify [Name of Issuing Bank] at its offices in               , of said non-compliance, within the effective term of this letter of credit. On the same date on which we receive said notice, we shall proceed to pay to the order of the Beneficiary the amount claimed and charged to this letter of credit, without exceeding, in any case, the total guaranteed amount.

If no communication of non-compliance is sent within the period of this letter of credit, our responsibility derived from said letter will cease.

The notice by which [ Name of Issuing Bank] is informed of the non-compliance of the GUARANTEED OBLIGATIONS shall consist of a document duly signed by the Legal Representative of THE ANH or whoever represents him/her, wherein the non-compliance by THE CONTRACTOR with the GUARANTEED OBLIGATIONS is presented, and payment of this letter of credit is requested. Said communication must include the number of the letter of credit as well as the amount for which it will be used, converted into Colombian lawful currency at the market representative exchange rate in force at the date on which said communication is sent to us, evidenced by a certificate from the Financial Superintendency of Colombia or the entity representing it for said purpose.

This document shall be governed by the “Uniform Customs and Practices Documentary Credits” (latest edition) published by the International Chamber of Commerce (ICC).

Name and Signature of the Legal Representative for the Issuing Bank

TABLE OF CONTENTS

CLAUSE 1 —	DEFINITIONS	2
CLAUSE 2 —	PURPOSE	6
CLAUSE 3 —	CONTRACTED AREA	7
CLAUSE 4 —	DURATION A PERIODS	8
CLAUSE 5 —	MINIMUM EXPLORATION PROGRAM	10
CLAUSE 6 —	SUBSEQUENT EXPLORATION PROGRAM	12
CLAUSE 7 —	DISCOVERY AND ASSESSMENT	13
CLAUSE 8 —	DECLARATION OF MARKETABILITY	15
CLAUSE 9 —	EXPLOITATION PLAN	15
CLAUSE 10 —	EXPLOITATION WORKS PROGRAMS	17
CLAUSE 11 —	OPERATION MANAGEMENT	18
CLAUSE 12 —	ROYALTIES	18
CLAUSE 13 —	MEASUREMENT	19
CLAUSE 14 —	PRODUCTION AVAILABILITY	20
CLAUSE 15 —	NATURAL GAS	20
CLAUSE 16 —	CONTRACTUAL ECONOMIC RIGHTS OF THE ANH	21
CLAUSE 17 —	UNIFICATION	25
CLAUSE 18 —	OWNERSHIP OF ASSETS	25
CLAUSE 19 —	INFORMATION SUPPLY AND CONFIDENTIALITY	26
CLAUSE 20 —	INSPECTION AND MONITORING	27
CLAUSE 21 —	INSURANCE	28
CLAUSE 22 —	GUARANTEES	28
CLAUSE 23 —	SUBCONTRACTORS, PERSONNEL AND TECHNOLOGY TRANSFER	29
CLAUSE 24 —	OPERATOR	31
CLAUSE 25 —	ASSIGNMENT RIGHTS	31
CLAUSE 26 —	INDEMNITY	32
CLAUSE 27 —	FORCE MAJEURE AND THIRD PARTY ACTS	32
CLAUSE 28 —	RESOLUTION OF CONTROVERSIES BETWEEN THE PARTIES	33
CLAUSE 29 —	TERMINATION	35
CLAUSE 30 —	ENVIRONMENT	37
CLAUSE 31 —	ABANDONMENT	38
CLAUSE 32 —	CONTRACTUAL DOMICILE AND GOVERNING LAW	39
CLAUSE 33 —	SPOKESPERSON	39
CLAUSE 34 —	PAYMENTS AND CURRENCY	40
CLAUSE 35 —	TAXES	40
CLAUSE 36 —	NOTICES AND COMMUNICATIONS	40
CLAUSE 37 —	EXTERNAL COMMUNICATIONS	41
CLAUSE 38 —	LANGUAGE	41
CLAUSE 39 —	CONTRACT DOCUMENTS	41
CLAUSE 40 —	FORMALIZATION	41
SCHEDULE A —	CONTRACTED AREA	43
SCHEDULE B —	MINIMUM EXPLORATION PROGRAM	46
SCHEDULE C —	LETTER OF CREDIT MODEL	47